Exhibit 3.22
AMENDMENT NO.1
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
INTERACTIVE ONE, LLC
     THIS AMENDMENT NO. 1 (this “Amendment”) to Amended and Restated Limited Liability Company Operating Agreement of Interactive One, LLC, a Delaware limited liability company (the “Company”), is made as of this 4th day of November, 2010 by and among Interactive One, Inc., a Delaware corporation (together with any Substitute Member, the “Sole Member”), the Company, the Equity Plan Members signatory hereto and each Person subsequently admitted as a Member of the Company in accordance with the LLC Agreement (defined below). “Members” shall mean collectively the Sole Member, the Equity Plan Members and any person subsequently admitted as a Member. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement referred to below.
W I T N E S S E T H:
     WHEREAS, the Members are party to that certain Amended and Restated Limited Liability Company Operating Agreement of Interactive One, LLC adopted as of October 26, 2009 (the “LLC Agreement”) relating to the management and operation of the Company;
     WHEREAS, the Members and the Company have agreed to amend the LLC Agreement in accordance with Section 18.2 of the LLC Agreement as set forth in this Amendment;
     NOW, THEREFOR, for mutual consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Amendment to Transfer Restrictions. Section 11.1 of the LLC Agreement is hereby stricken in its entirety and the following Section 11.1 is inserted in its place:
          Section 11.1 Transfers
     (a) Subject to Section 11.1(d) hereof, no Member may Transfer all or any portion of its Equity Interests other than (i) to a Permitted Transferee, (ii) any Transfer of all or any portion of a Member’s Equity Interests pursuant to Sections 12.1, 12.2, 12.3 or 12.4 hereof and (iii) any Transfer of all or any portion of a Member’s Equity Interests pursuant to a Sale Transaction (each, a “Permitted Transfer”), provided that in each case such Transfer is made in accordance with Section 11.2 hereof. Any attempted Transfer of the Equity Interests by such Members, other than in strict accordance with this Article XI, shall be null and void and the purported transferee shall have no rights as a Member hereunder, except as may otherwise be provided in Section 13.4 as to such transferee.

     (b) Notwithstanding anything to the contrary in this Agreement, no Transfer of Units (other than in accordance with Section 11.1(d) hereof) shall be deemed effective until the transferee of such Units executes a joinder agreement, in substantially the form attached hereto as Schedule B (the “Joinder Agreement”) pursuant to which, among other things, such transferee shall agree to be bound by the obligations of the Member transferring such Units to such transferee under this Agreement and, if such transferee is an Affiliate of the Member transferring such Units, such transferee shall agree to grant all authority to act on its behalf to the Member transferring such Units to such transferee. Any purported transfer in violation of this Section 11.1(b) shall be null and void.
     (c) Notwithstanding anything to the contrary in this Agreement but subject to Section 11.1(d) hereof, no Member shall enter into any agreement to vote or otherwise exercise any of the rights appurtenant to any of the Units held by such Member with any Person other than an Affiliate of such Member.
     (d) Notwithstanding anything to the contrary in this Agreement, no consent of any Member shall be required to permit (i) the Sole Member to pledge its membership interest as security for a loan to such Sole Member or any Affiliate of such Sole Member, or (ii) a pledgee of the Sole Member’s membership interest in the Company to Transfer such membership interest in connection with such pledgee’s exercise of its rights and remedies with respect thereto, or to permit such pledgee or its assignee to be substituted for the Sole Member under this Agreement in connection with such pledgee’s exercise of such rights and remedies. For the avoidance of doubt, any such Transfer pursuant to this Section 11.1(d) shall be deemed effective upon its occurrence and shall not require the execution of a Joinder Agreement.
     2. Amendment to Schedule A. Schedule A to the Operating Agreement is hereby stricken in its entirety and replaced with Schedule A attached hereto.
     3. Full Force and Effect. Except as amended herein, the LLC Agreement shall remain in full force and effect.
     4. Governing Law; Counterparts. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. This Amendment may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

MEMBER: INTERACTIVE ONE, INC., a Delaware corporation
By:	/s/ Linda J. Vilardo
	Name:	LINDA J. VILARDO
	Title:	Vice President

COMPANY: INTERACTIVE ONE, LLC, a Delaware limited liability company
By:	/s/ Linda J. Vilardo
	Name:	LINDA J. VILARDO
	Title:	Vice President
Amendment No.1 to Amended & Restated Limited Liability Company Operating Agreement
Interactive One, LLC

EQUITY PLAN MEMBERS:
By:	/s/ Thomas Newman
	Name:	Thomas Newman

By:
	Name:	Courtney I. Williams

By:	/s/ Christopher Keith Bowen
	Name:	Christopher Keith Bowen

By:	/s/ Smokey D. Fontaine
	Name:	Smokey D. Fontaine

Amendment No. 1 to Amended & Restated Limited Liability Company Operating Agreement
Interactive One, LLC

EQUITY PLAN MEMBERS:
By:
	Name:	Thomas Newman

By:	/s/ Courtney I. Williams
	Name:	Courtney I. Williams

By:
	Name:	Christopher Keith Bowen

By:
	Name:	Smokey D. Fontaine

Amendment No. 1 to Amended & Restated Limited Liability Company Operating Agreement
Interactive One, LLC

SCHEDULE A

	Aggregate Capital
	Contribution as of May
	11, 2009 for Interactive
	One, Inc. and as of the
	Effective Date for Equity
Name/Address of Member	Plan Members	Number of Units
CLASS A UNITS	Approximately
Interactive One, Inc.	$14,000,000	4,700

New York, New York
Attn: Alfred C. Liggins III

EQUITY PLAN UNITS
Thomas Newman	$100	100

EQUITY PLAN UNITS
Courtney I. Williams	$50	50

EQUITY PLAN UNITS
Christopher Keith Bowen	$50	50

EQUITY PLAN UNITS
Smokey D. Fontaine	$50	50

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
INTERACTIVE ONE, LLC
EFFECTIVE AS OF OCTOBER 26, 2009
K&E.

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
INTERACTIVE ONE, LLC
          This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT, effective as of October 26, 2009 (this “Agreement”), of Interactive One, LLC, a Delaware limited liability company (the “Company”), is made by and among Interactive One, Inc., a Delaware corporation (“Interactive One” or the “Sole Member”), and each Person subsequently admitted as a Member of the Company in accordance with the terms of this Agreement.
RECITAL
          On November 27, 2007, the Company was formed as a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, 6 Del. C § 18-101 et seq, as amended from time to time, and any successor statute (the “Act”). Initially, the Company had two member entities: Interactive One, Inc and Magazine One, Inc. (“Magazine One”). On July 1, 2008, Magazine One was merged with and into Interactive One leaving Interactive One as the Sole Member of the Company. Accordingly, the Sole Member wishing to set forth the terms and conditions pursuant to which the Company will conduct its business, and intending to be legally bound hereby, agrees as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Additional Member” shall mean a Person who has acquired Units from the Company after the Effective Date and been admitted as a Member of the Company pursuant to Section 13.2 or, for Equity Plan Members, Section 13.5 hereof.
          “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to the penultimate sentences of Regulations §§ l.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          “Affiliate” shall mean, with respect to any Person, any other Person, other than an individual, that is directly or indirectly Controlling, Controlled by or under common Control with such Person.
          “Agreed Value” shall mean the fair market value of contributed property at the time it is accepted by the Company, as determined by the majority of the Board using any reasonable method of valuation.
          “Applicable Interest Rate” shall mean the Prime Rate plus 3%.
          “Award Agreement” shall mean either an Interactive Award Agreement issued pursuant to the Interactive Equity Plan or a Combined Award Agreement issued pursuant to the Interactive Equity Plan and the Community Connect Equity Plan, as the case may be.
          “Bankruptcy” shall mean, with respect to any Person, the occurrence of any of the following events: (a) the filing by such Person of a petition in bankruptcy or for relief under applicable bankruptcy laws; (b) the filing against such Person of any such petition (unless such petition is dismissed within ninety (90) days from the date of filing thereof); (c) entry against such Person of an order for relief under applicable bankruptcy laws; (d) written admission by such Person of its inability to pay its debts as they mature, or a general assignment by such Person for the benefit of creditors; or (e) appointment of a trustee, conservator or receiver for such Person or for any substantial part of the property or affairs of such Person.
          “Board” shall mean the Board of Managers of the Company consisting of those Managers who are elected from time to time to serve on the Board in accordance with Article IV hereof.
          “Business Day” shall mean each day of the calendar year other than a Saturday, a Sunday or a day on which banks are required or authorized to close in New York, New York.
          “Capital Account” shall mean the account maintained for a Member determined in accordance with Article VII hereof.
          “Capital Commitment” shall mean, as to any Member, the amount of such Member’s commitment, if any, to make Capital Contributions when called upon to do so by the Board, as set forth on Schedule A attached hereto.
          “Capital Contribution” shall mean the amount of cash or the Agreed Value of any other property (net of any liabilities assumed by the Company or to which such property is subject) contributed to the Company by or on behalf of a Member in consideration for Units as described in Article VI hereof. In the case of a grant of Equity Plan Units to a provider of services to the Company after the date of adoption of the final regulations contemplated by notice of proposed rulemaking REG 105346-03 (May 24, 2005), the Capital Contribution of the applicable Equity Plan Member providing such services shall also include any amount included on or after that date in such Member’s compensation income under Sections 83(a), 83(b) and 83(d)(2) of the Code.

          “Cause” shall mean: (1) “Cause” as defined in an Equity Plan Member’s employment or consulting agreement, if any, with the Company; or (2) if there is no effective employment or consulting agreement between the Equity Plan Member and the Company that includes a definition of Cause, then Cause means: (i) a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving fraud, embezzlement or an act of moral turpitude, or a felony, whether or not in connection with the performance by the Equity Plan Member of his or her duties or obligations to the Company; (ii) habitual drunkenness or substance abuse; (iii) theft relating to the business of the Company or dishonesty with respect to a material aspect of the Company’s business; (iv) the repeated refusal by the Equity Plan Member to use his or her reasonable and diligent efforts to follow the lawful and reasonable policies or directives of the President of the Company or of his or her designated representatives; (v) gross negligence or willful misconduct in the performance of the Equity Plan Member’s duties or engaging in illegal activity in connection therewith, including, without limitation, the Equity Plan Member’s knowing engagement in any act or course of conduct that would result in the termination or revocation of, or jeopardize the renewal of, any licenses, permits, consents, authorization, approvals or material agreements necessary for the Company to conduct its business or that would have a material adverse effect on the Company; (vi) violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement, including an Award Agreement, entered into by and between the Equity Plan Member and the Company; or (vii) the Equity Plan Member’s breach of any fiduciary duty to the Company involving personal gain or profit to the Equity Plan Member. In the case of Newman, the term “Cause” shall be as defined in his employment agreement dated as of May 1, 2007, as amended, between Magazine One, Inc., a subsidiary of Radio One, and Newman (the “Newman Employment Agreement”); provided that for purposes of Section 12.1(c) (and indirectly Section 12.2(c)) of this Agreement, this modified definition of “Cause” for Tom Newman shall refer only to clauses (ii), (vi), (vii), (viii), (ix) or (x) of such definition in his employment agreement.
          “Certificate of Formation” shall mean the certificate of formation of the Company filed in the Office of the Secretary of State of the State of Delaware pursuant to the Act and through which the Company has been formed.
          “Chairman” shall mean the individual selected by the Members from time to time to hold such office pursuant to Section 4.7 hereof.
          “Chief Financial Officer” shall mean the individual selected by the Board from time to time to hold such office pursuant to Section 4.10 hereof.
          “Class A Units” shall mean Units designated as “Class A Units” as described in Section 5.2(a) hereof.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
          “Combined Award Agreement” shall mean the “Combined Interactive One, LLC and Community Connect, LLC Unit Award Agreement” issued pursuant to the Interactive Equity Plan and the Community Connect Equity Plan.

          “Combined Capital Contributions” shall mean the aggregate Capital Contributions of Interactive One to the Company and Community Connect, Inc. to Community Connect, net of any distributions to the holders of Class A Units under Section 9.3(a) and net of any deemed distributions pursuant to Section 9.1(b) hereof. According to the books and records of the Sole Member, as of May 11, 2009, the Combined Capital Contributions was approximately $52,000,000. Any Member will be entitled to review the books and records of the Company and Community Connect to verify the accuracy of the amount of Combined Capital Contributions at any time, and in the event of any dispute concerning the amount of Combined Capital Contributions at any time, the decision of Interactive One shall be binding upon all parties hereto unless a court issues a final and non-appealable decision that the decision of Interactive One was materially inaccurate, in which case the decision of such court shall govern the determination of the amount of the Combined Capital Contributions. In the event that the amount of the Combined Capital Contributions is challenged hereunder as provided in the immediately preceding sentence, the party prevailing in the court proceeding resulting from such challenge shall be entitled to recoup all costs and expenses incurred in relation to such challenge and the court proceeding from the party that failed to prevail in such court proceeding.
          “Community Connect Equity Plan” shall mean that certain Community Connect, LLC Incentive Award Plan, dated as of February 27, 2009, as it exists from time to time.
          “Community Connect” shall mean Community Connect, LLC, a Delaware limited liability company that is an affiliate of the Company.
          “Control” (including with correlative meanings “Controls”, “Controlling,“Controlled by”, “Controlled” or “under common Control with”) as used with respect to any Person, shall mean (a) the power of another Person to exercise, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the Voting Power of such Person or (b) the power to direct or cause the direction, directly or indirectly through one or more intermediaries, of the management and policies of such Person.
          “Depreciation” shall mean, for each Taxable Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Partner, and provided, further, that Depreciation with respect to an asset for which the Company uses the remedial allocation method shall be determined in accordance with Regulations § 1.704-3(d)(2).
          “Distribution” shall mean a transfer of cash or property by the Company to a Member on account of Units as described in Article IX hereof.

          “Effective Date” shall mean October 26, 2009.
          “Equity Interests” shall mean all outstanding Units of the Company, regardless of class or series.
          “Equity Plan Units” shall mean Units designated as “Equity Plan Units” as described in Section 5.2(b) hereof.
          “Equity Plan Members” shall mean Members holding Equity Plan Units pursuant to the interactive Equity Plan and an Award Agreement.
          “Family Member” shall mean as to any Person, any lineal descendant of such Person, any Person for whom such Person is a lineal descendant, any sibling of such Person, any spouse of any of the foregoing Persons or any trust for the benefit of any of the foregoing Persons.
          “Federal Rate” shall mean, for each Taxable Year, the highest federal income tax rate applicable to a U.S. corporation for such Taxable Year.
          “Fully Diluted Basis” shall mean a computation of Units which includes all outstanding Units and all authorized Equity Plan Units (whether or not outstanding) and all other Units that are issuable upon conversion, exercise or exchange of all derivative equity interests.
          “Grant Date” shall mean, with respect to a Equity Plan Unit, the date on which such Unit is issued by the Company to a Equity Plan Member pursuant to an Award Agreement.
          “Gross Asset Value” shall mean, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:
          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Agreed Value at the time it is accepted by the Company, unreduced by any liability secured by such asset.
          (b) The Gross Asset Value of all Company assets shall be adjusted as provided by Regulation Section 1.704-1(b)(2)(iv)(f )to equal their respective fair market values, as determined by the Board, as of the following times: (i) the acquisition of Units by a new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other Company property as consideration for an interest in the Company; (iii) the liquidation of the Company for Federal income tax purposes within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the grant of Equity Plan Units (other than a de minimis number of Units) prior to the date of adoption of the final regulations contemplated by notice of proposed rulemaking REG 105346-03 (May 24, 2005) as consideration for the provision of services to or for the benefit of the Company by an existing Equity Plan Member acting in his capacity as a Member, or by a new Equity Plan Member acting in his capacity as a Member or in anticipation of becoming a Member; and (v) in connection with the grant or vesting of Units that have been granted on or after the date of adoption of the final regulations contemplated by notice of proposed rulemaking REG 105346-03 (May 24, 2005) to a new or existing Equity Plan Member in connection with the performance of services for the Company, but only if such grant or vesting results in such Equity Plan Member recognizing income under section 83 of the Code (or if such grant or vesting would result in such recognition if the Units had a fair market value other than zero); provided, however, that the adjustments pursuant to clauses (i), (ii), (iii), (iv) and (iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.
          (c) The Gross Asset Value of any asset of the Company distributed to any Member shall be adjusted to equal the fair market value of such asset as determined by the Board, unreduced by any liability secured by such asset, on the date of Distribution.
          (d) The Gross Asset Value of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code §§ 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of “Net Profits” and “Net Losses”.
          If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
          “Interactive Award Agreement” shall mean an Interactive One, LLC Incentive Award Plan Unit Award Agreement issued pursuant to the Interactive Equity Plan
          “Interactive Equity Plan” shall mean that certain Interactive One, LLC Incentive Award Plan, dated as of February 25, 2009, as such plan may be amended from time to time with the approval of the Board for purposes of providing incentives to employees and other representatives of the Company.
          “Limited Member” shall mean a Member or other Person that has become a Limited Member pursuant to Section 13.4 hereof or a Person that acquires Units from a Limited Member; provided that a Member (that is not a Limited Member) that acquires Units from a Limited Member shall not be deemed to be a Limited Member hereunder but such Member shall, as to such Units, have the rights and obligations of the Limited Member that last held such Units.
          “Manager” shall mean each individual elected by the Members to serve on the Board pursuant to Article IV. A Manager need not be a Member.
          “Mandatory Tax Distribution” shall mean, for each Taxable Year, an amount equal to the product of the Tax Rate for such Taxable Year, multiplied by the net taxable income (other than any income or gain attributable to a Sale Transaction) of the Company for such Taxable Year.

          “Member” shall mean the Sole Member, Substitute Member, Additional Member or Limited Member, as the case may be; and “Members” shall mean the Sole Member, Substitute Members, Additional Members and Limited Members, collectively.
          “Member Nonrecourse Debt” shall have the meaning of “partner nonrecourse debt” as set forth in Regulations § 1.704-2(b)(4).
          “Member Nonrecourse Deductions” shall have the meaning of “partner nonrecourse deductions” as set forth in Regulations § 1.704-2(i).
          “Net Gain from a Sale Transaction” or “Net Loss from a Sale Transaction” shall mean the net income, gain, loss or deduction recognized by the Company on a Sale Transaction, computed in accordance with the principles set forth in the definition of  “Net Profits” and “Net Losses.”
          “Net Proceeds from a Sale Transaction” shall mean the proceeds received by the Company or the Members from any Sale Transaction, reduced by the Company’s out-of-pocket costs incurred in connection therewith.
          “Net Profits” and “Net Losses” shall mean, for any Taxable Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;
          (b) Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;
          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss, as the case may be, from the disposition of such asset for purposes of computing Net Profits or Net Losses;
          (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
          (e) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account

Depreciation with respect to each asset of the Company for such Taxable Year, computed in accordance with the definition of “Depreciation” above;
          (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §§ 734(b) or 743(b) is required pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in complete liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
          (g) Net Profits and Net Losses shall not include any Net Gain from a Sale Transaction or Net Loss from a Sale Transaction or any items specifically allocated in Sections 8.5, 8.6, 8.7 and 8.8.
          “Newman” shall mean Thomas Newman.
          “Non-Equity Plan Members” shall mean Members other than Equity Plan Members.
          “Nonrecourse Deductions” shall have the meaning set forth in Regulations § 1.704-2(b)(1).
          “Percentage Interest” shall mean, with respect to any Member, the ratio of a Member’s Units to all outstanding Units, expressed as a percentage. For purposes of determining the number of outstanding Units, all Equity Plan Units awarded under the Interactive Equity Plan shall be considered outstanding and all Equity Plan Units reserved but not yet awarded shall be allocated among the Non-Equity Plan Members pro rata. Each Member’s initial Percentage Interest shall be set forth opposite the name of such Member on Schedule A hereto, and such percentage may be adjusted from time to time pursuant to the terms of this Agreement.
          “Permitted Transferee” shall mean (a) with respect to the Sole Member, an Affiliate of Radio One and (b) with respect to a Equity Plan Member that is admitted as a Member pursuant to Section 13.5 hereof (i) the Company, (ii) a transferee pursuant to the Equity Plan Member’s will or other similar testamentary disposition or the laws of descent and distribution, (iii) a Family Member of such Equity Plan Member, or (iv) a Person that is an Affiliate of the Equity Plan Member or a Family Member of such Equity Plan Member.
          “Person” shall mean an individual, corporation, partnership, limited liability company, business trust, estate, unincorporated association, joint venture or other entity of whatever nature.
          “President” shall mean the individual selected by the Board from time to time to hold such office pursuant to Section 4.9 hereof.

          “Prime Rate” means the “prime” rate as published from time to time by The Wall Street Journal and, if no Prime Rate is published by The Wall Street Journal, then the rate announced by a major New York money center bank selected by the Board, as its “prime rate” or “base rate,” or, if no such rate is announced, then the rate charged to its best corporate customers for demand loans, with changes in such rate being effective for purposes of this Agreement as of the date announced.
          “Radio One” shall mean Radio One, Inc., a Delaware corporation.
          “Regulations” shall mean, except where the context indicates otherwise, the permanent and temporary regulations of the Department of the Treasury promulgated under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).
          “Sale Transaction” shall mean (i) the sale, transfer or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions, or (ii) the acquisition of the Company by a Person or group of Persons by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, or reorganization), if, following such transaction or transactions, the Persons that were Members or Affiliates of Members immediately prior to such transaction or transactions beneficially own, directly or indirectly, less than 50 percent (50%) of both the then outstanding equity securities and the combined Voting Power of the then outstanding securities of the purchaser, transferee or successor; provided, however, that any transaction consummated under Sections 12.1 or 12.2 hereof shall not constitute or be deemed to be a Sale Transaction hereunder.
          “Secretary” shall mean the individual selected by the Board from time to time to hold such office pursuant to Section 4.14 hereof.
          “Sole Member” shall mean Interactive One, Inc. and shall include, solely for purposes of Article VI hereof, any Substitute Member for the Sole Member.
          “State Rate” shall mean, for each Taxable Year, the highest combined State and local income (or similar) tax rate applicable to corporations in any single geographical taxing jurisdiction in which the Company conducts business for such Taxable Year; provided, however, that for any Taxable Year, the Board may select a lesser tax rate that, in the reasonable good faith judgment of the Board, approximates the combined State and local tax rates to which the Members’ shares of the net income of the Company likely will be subject for such Taxable Year.
          “Substitute Member” shall mean a Person who has been admitted as a Member pursuant to Section 13.3 hereof; provided that a Member that acquires Units from another Member shall not be deemed to be a Substitute Member hereunder.
          “Tax Matters Partner” shall mean the “tax matters partner” of the Company as defined in Code § 6231(a)(7).

          “Tax Rate” shall mean, for each Taxable Year, the sum of (a) the Federal Rate for such Taxable Year, plus (b) the product of (i) the State Rate for such Taxable Year, multiplied by (ii) 100% minus the Federal Rate for such Taxable Year.
          “Taxable Year” shall mean the taxable year of the Company, which shall be the same as the Fiscal Year unless otherwise agreed to by the Board and all of the Members or as otherwise required by applicable law.
          “Transfer” shall mean, as a noun, any voluntary or involuntary sale, assignment, transfer, grant, hypothecation, pledge, encumbrance or other disposition; and, as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge, encumber or otherwise dispose of, and shall include any transfer by will, gift or intestate succession.
          “Units” shall mean the personal property ownership interests in the Company, as designated into classes in accordance with Article V of this Agreement, including any and all benefits to which the holder of such personal property ownership interests may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement, including, but not limited to, the rights of each Member in the Distributions, Net Profits, Net Losses and Capital Accounts of the Company with respect to the personal property ownership interests held by such Member.
          “Vested” means, with respect to the Equity Plan Units, the lapse, in accordance with the terms of the Interactive Equity Plan or Award Agreement, of the forfeiture restrictions applicable to all or a portion of the Equity Plan Common Units awarded to an Equity Plan Member pursuant to the applicable Award Agreement.
          “Voting Power” shall mean, with respect to a Person, the power to vote, or to direct the voting of, whether directly or indirectly, through record ownership or any contract, securities that may be cast for the election of the board of directors or the board of managers (or similar governing body) of such Person.
     As used in this Agreement, the following terms shall have the meanings set forth in the respective sections of this Agreement identified below:

Term	Section
Annual Budget	4.16(b)
Community Connect Equity Plan Units	5.2(b)(iii)
Claims	17.2(a)
Class A Sale Price	12.3(a)
Class A Unit Sale	12.3
Closing Date	12.3(a)
Common Units	5.1(a)

Term	Section
Company	Preamble
Confidential Information	18.1
Covered Person	17.1
Covered Persons	17.1
Drag-Along Equity Plan Member	12.3(b)
Electronic Transmission	3.8(b)
Equity Plan Call Closing	12.1(d)
Equity Plan Call Unit Price	12.1(c)
Equity Plan Call Units	12.1(b)
Equity Plan Drag-Along Closing	12.3(c)
Equity Plan Drag-Along Unit Price	12.3(b)
Equity Plan Drag-Along Units	12.3(b)
Equity Plan Put Closing	12.2(d)
Equity Plan Put Unit Price	12.2(c)
Equity Plan Put Units	12.2(b)
Equity Plan Tag-Along Closing	12.4(b)
Equity Plan Tag-Along Unit Price	12.4(a)
Equity Plan Tag-Along Units	12.4(a)
Event of Dissolution	15.1
Fiscal Year	2.9
Indemnified Person	17.2(a)
Indemnified Persons	17.2(a)
Interactive One	Preamble
Joinder Agreement	11.1(b)
Liquidation	16.1(a)
Newman Employment Agreement	Definition of “Cause” in this Section 1.1
Permitted Inter-Company Cost Schedule	9.1(b)
Permitted Transfer	11.1(a)
Prohibited Transfer	11.3(a)
Proposed Annual Budget	4.16(a)
Proposed Inter-Company Cost Schedule	9.1(b)

Term	Section
Purchaser	12.3(b)
Qualifying Equity Plan Put Units	12.2(a)
Safe Harbor Election	10.2
Sale Notice	12.3(a)
Service	2.3
Tag-Along Notice	12.4(a)
Tag-Along Seller	12.4(a)
     Section 1.2 Company Powers. Subject to the terms of this Agreement, the Company and the Board (acting on behalf of the Company) shall possess and may exercise all of the powers and privileges permitted by the Act, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes of the Company specified in Section 2.3 hereof.
     Section 1.3 Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. The words “include”,“includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, all references to articles, sections and paragraphs refer to articles, sections and paragraphs of this Agreement, and the terms “hereof”,“herein,” and other like terms refer to this Agreement as a whole, including the schedules hereto.
     Section 1.4 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
ARTICLE II
FORMATION AND ORGANIZATION
     Section 2.1 Formation. The Company was formed as a Delaware limited liability company pursuant to the provisions of the Act by filing the Certificate of Formation for the Company with the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, the Members and each of the future Members, if any, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate in accordance with the terms of this Agreement, termination of the Company as a limited liability company under the laws of the State of Delaware.
     Section 2.2 Name. The name of the Company shall be “INTERACTIVE ONE, LLC” and its business shall be carried on in such name with such variations and changes as the

Board shall determine or deem necessary or desirable to comply with requirements of the jurisdictions in which the Company’s operations are conducted or to comply with applicable law.
     Section 2.3 Business Purpose. The Company is formed for the purpose of developing and conducting certain Internet activities for Radio One (the “Service”). The Company may engage in other business purposes permitted under the Act only upon the approval of the Board.
     Section 2.4 Registered Office and Agent. The location of the registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Wilmington, Delaware 19808. The Company’s registered agent at such address shall be Corporation Service Company. The Board may, from time to time, change the Company’s registered office or registered agent, and shall forthwith amend the Certificate of Formation to reflect such change.
     Section 2.5 Term. The existence of the Company commenced on the Effective Date and, subject to the provisions of Articles XV and XVI below, the Company shall have perpetual existence.
     Section 2.6 Principal Place of Business. The principal place of business of the Company shall be located at 205 Hudson Street, 6th Floor, New York, New York 10013 or at such other location as the Board may, from time to time, select.
     Section 2.7 Title to Company Property. Legal title to all property of the Company shall be held, vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Members individually.
     Section 2.8 Business Transactions of the Members and Managers with the Company. In accordance with Section 18-107 of the Act and subject to the terms and conditions of this Agreement, each Member and Manager may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Manager.
     Section 2.9 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall end on December 31 of each year. The Board may change the Fiscal Year solely upon receiving the written consent of all of the Members.
     Section 2.10 Other Qualifications. The Members agree that the Company shall file or record such documents and take such other actions under the laws of any jurisdiction as are necessary or desirable to permit the Company to do business in any such jurisdiction and/or promote the limitation of liability for the Members in any such jurisdiction. Each Member hereby authorizes the Board to take any action that may be necessary or desirable in order to permit the Company to do business (or facilitate the doing of business) in any jurisdiction and/or to promote the limitation of liability for the Members therein; provided that any such action is not in conflict with any of the terms of this Agreement.

     Section 2.11 No State Law Partnership. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by U.S. or other applicable law, the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes.
ARTICLE III
THE MEMBERS
     Section 3.1 Members; Powers of Members. The name and address of each Member is set forth on Schedule A hereto.Schedule A shall be amended from time to time by (a) the Board (without any further action by the Members or any class of Members) to reflect the admission of an Additional Member, Substitute Member or Limited Member in accordance with Article XIII hereof, the Transfer of Units between Members, the acquisition or forfeiture of Units by Members or the withdrawal of a Member pursuant to Section 13.6 hereof, in each case provided that such actions complied with the terms of this Agreement or (b) the Secretary of the Company (without any further action by the Members or any class of Members) to reflect any updated notice information for a Member properly delivered by such Member to the Company. The Members shall have the power to exercise any and all rights or powers granted to the Members (or individual or groups of Members, if applicable) pursuant to the express terms of this Agreement. Except as otherwise provided in this Agreement or specifically required by the Act (which requirement may not be waived or superseded by a contrary provision in a Delaware limited liability company’s operating agreement) (i) no Person or Persons other than the Board acting under the authority of this Agreement, and individuals authorized by the Board acting under the authority of the Board, shall have the power to act for or on behalf of, or to bind, the Company and (ii) no Member shall have the right to vote upon or consent to any matter.
     Section 3.2 Meetings of Members. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by the Act or by this Agreement, may be called by the Chairman and shall be called by the Secretary at the request in writing of any Member or Members owning at least twenty-five percent (25%) of the Vested Units on a Fully Diluted Basis. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any meeting of the Members will be limited to the purposes stated in the notice.
     Section 3.3 Place of Meetings. The Board may designate any place, either within or outside of the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive offices of the Company. Members may participate in a meeting by means of a conference telephone or electronic media by means of which all Persons participating in the meeting can communicate concurrently with each other, and any such participation in a meeting shall constitute presence in person of such Member at such meeting.
     Section 3.4 Notice of Members’ Meetings.
          (a) Written notice stating the place, day, and hour of the meeting and the purpose for which the meeting is called shall be delivered not less than ten (10) days nor more than fifty (50) days before the date of the meeting, by or at the direction of the Person calling the meeting to each Member of record of Units entitled to vote at such meeting.
          (b) Notice to Members shall be made and shall be deemed effective in accordance with Section 18.7 hereof.
          (c) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Member holding Units entitled to vote at the meeting.
     Section 3.5 Waiver of Notice.
          (a) When any notice is required to be given to any Member of the Company under the provisions of Section 3.4 hereof, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.
          (b) By attending or participating in a meeting, a Member:
               (i) waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and
               (ii) waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.
     Section 3.6 Voting Record. The Secretary shall make a complete record of the Members entitled to vote at each meeting of Members or any adjournment thereof, and the results of any such vote of the Members. Members shall be entitled to inspect such voting record during normal business hours at the Company’s principal executive offices.
     Section 3.7 Vote Required. Only those actions that require the approval of the Members (or certain individual classes of the Members) under this Agreement or that specifically require the approval of the Members under the Act (which requirement may not be waived or superseded by a contrary provision in a Delaware limited liability company’s operating agreement) shall be submitted to the Members for approval. On all matters submitted to all of the Members for approval, the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding Units entitled to vote shall be the act of the Members, unless the vote of a greater proportion is required by the Act or this Agreement.

     Section 3.8 Action by Written Consent of Members.
          (a) Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members holding not less than the minimum number of Units that would be necessary to approve the action pursuant to the terms of this Agreement consent thereto in writing. Such writing or writings shall be filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent shall a meeting of Members be called or notice be given; however, a copy of the action taken by written consent shall be maintained with the records of the Company. Reasonably prompt notice of the taking of any action taken without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of Members to take the action were obtained. Written consent by the Members pursuant to this Section 3.8 shall have the same force and effect as a vote of such Members taken at a duly held meeting of the Members and may be stated as such in any document.
          (b) An Electronic Transmission consenting to an action to be taken and transmitted by a Member, or by a Person or Persons authorized to act for a Member, shall be deemed to be written, signed and dated for purposes of this Section 3.8, provided that any such Electronic Transmission sets forth or is delivered with information from which the Company can determine (i) that the electronic transmission was transmitted by the Member, or by a Person or Persons authorized to act for the Member, and (ii) the date on which such Member or authorized Person or Persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. For the purposes of this Agreement, “Electronic Transmission” means any form of communication not directly involving physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such recipient through an automated process.
          (c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.
     Section 3.9 No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.
ARTICLE IV
MANAGEMENT OF THE COMPANY
     Section 4.1 Management by Board of Managers. Except for situations in which the approval of Members is expressly required by this Agreement or by a provision of the Act (which cannot be waived or superseded by this Agreement), the powers of the Company shall be exercised by or under the authority of a Board of Managers and such Board of Managers may make (or designate to officers of the Company in accordance with this Agreement the authority to make) all decisions affecting the business and affairs of the Company. All decisions made, and all actions taken, by the Board shall be made or taken only with the affirmative consent of both Managers or, if there are more than two Managers, a majority of the Managers then serving on the Board (each Manager having one vote). The Managers shall be elected annually by a majority in interest of the Class A Members. Each Manager shall serve until the next annual election of Managers by a majority in interest of the Class A Members or his or her earlier resignation, removal, incapacity or death. The number of Managers shall be determined by a majority in interest of the Class A Members. As of the date hereof, the number of Managers that constitutes the Board is two (2), and consists of Alfred C. Liggins III and Linda J. Vilardo.
     Section 4.2 Removal; Resignations; Vacancies.
     A Manager may be removed by a majority in interest of the Class A Members at any time, with or without cause. Any Manager may resign at any time by providing written notice to each Manager and each Class A Member entitled to vote. Such resignation shall be effective upon receipt of such notice by each of the Persons indicated above or, if later, at the time specified in such written notice of resignation. If at any time a vacancy is created on the Board by reason of an increase in the number of Managers by a majority in interest of the Class A Members or the incapacity, death, removal or resignation of a Manager, then a majority in interest of the Class A Members shall fill the new position or designate a replacement for such Manager by delivering a written notice of such new election or replacement to the other Managers and the other Members. From and after the date on which the other Managers and the other Members receive such notice, the new or replacement Manager shall be deemed to be a Manager and shall have all authority, power and capacity accorded to a Manager on the Board.
     Section 4.3 Meetings of the Board.
          (a) The Board shall meet at such times as determined by the Board to be necessary for the management of the Company’s business. Meetings of the Board may be called by the Chairman or any Manager on at least three (3) days’ prior written notice of the time and place of such meeting. A majority of the Managers then in office shall constitute a quorum for the transaction of business by the Board.
          (b) Notice of any Board meeting may be waived by any Manager before or after such meeting.
          (c) By attending or participating in a meeting, a Manager:
               (i) waives objection to lack of notice or defective notice of such meeting unless the Manager, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and
               (ii) waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Manager objects to considering the matter when it is presented.

          (d) Meetings of the Board or committees thereof may be conducted in person or by telephone conference facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the Managers then in office consent thereto in writing (including by Electronic Transmission), and the writing or writings (including Electronic Transmissions) are filed with the minutes of proceedings of the Board. The date on which an Electronic Transmission is transmitted shall be deemed to be the date on which such consent was signed.
     Section 4.4 Compensation of Managers. Managers shall not receive any salary or other compensation for their services, but shall be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and any committees thereof.
     Section 4.5 Power to Bind Company. No Manager (acting in his or her capacity as such) shall have any authority to bind the Company with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.
     Section 4.6 Committees. The Board also may designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board promptly following each committee meeting.
     Section 4.7 Chairman of the Board. There shall be a Chairman of the Board of the Company (the “Chairman”) (who is currently Alfred C. Liggins III), who shall serve as such until the earlier of his or her death, resignation or removal by the Board, with or without cause, which removal shall require the written consent of the Board.
          (a) The Chairman shall have the responsibility for (i) general oversight of the operations of the Company, including oversight over the President of the Company, and (ii) reporting to the Board regarding the financial and operational status of the Company.
          (b) If, at any time, a vacancy is created in the position of Chairman for any reason, including by reason of the incapacity, death, removal or resignation of the current Chairman, Alfred C. Liggins III, then a majority in interest of the Class A Members shall, within thirty (30) days of the date of the vacancy, appoint a new Chairman.
     Section 4.8 Officers and Related Persons; Retention of Authority by Board; Matters Not Subject to Approval.
          (a) The Board shall have the authority to appoint and terminate officers of the Company in accordance with and subject to the provisions of Sections 4.7 and 4.9 through 4.15 hereof and retain and terminate employees, agents and consultants of the Company. The Board may delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties; provided, however, that the Board may not delegate any of its duties and obligations under this Agreement and may not delegate any duties that are required to be exercised by the Board under the Act or any duties that a Board of Directors of a Delaware corporation is required to retain and exercise under the Delaware General Corporation Law.
          (b) Without limiting the provisions of Section 4.8(a) hereof or any other provision of this Agreement, prior approval of the Board shall be required before the Company shall be permitted to take any of the following actions:
               (i) the entering into, amendment or waiver of the terms of, or termination of any contract or agreement (A) providing for receipts to or expenditures by the Company in any twelve (12) month period in excess of $100,000, and (B) with any Member or any Affiliate thereof, except as otherwise provided in this Agreement;
               (ii) any issuance of Equity Plan Units;
               (iii) any authorization of or incurrence of any indebtedness from any Person or Persons in an amount greater than $100,000 over any consecutive twelve (12) month period;
               (iv) commencing any litigation proceeding; or
               (v) settling any litigation proceeding (A) for an amount in excess of $50,000, or (B) involving a Manager or a senior executive officer of the Company.
     Section 4.9 President. There shall be a President of the Company who shall be appointed by the Board upon the recommendation of the Chairman and serve as such until the earlier of his or her death, resignation or removal by the Board, with or without cause. The President shall have the responsibility for managing the day-to-day business operations and affairs of the Company and supervising its other officers, subject to the direction, supervision and control of both the Chairman and the Board. In general, the President shall (subject to Section 4.8 hereof) have such other powers and perform such other duties as usually pertain to the office of the President of a corporation under Delaware law, including, without limitation, the authority to appoint and terminate officers of the Company (other than the Chairman) and retain and terminate employees of the Company to whom the President may delegate his or her duties; provided, however, the President shall be subject to the power of the Chairman or the Board at any time or from time to time to withhold authority with respect to any matter or assign specific duties and responsibilities to him or her The current President is Thomas Newman.
     Section 4.10 Chief Financial Officer. The Board may appoint a Chief Financial Officer of the Company who shall serve as such until the earlier of his or her death, resignation or removal by the Board, with or without cause. In general, the Chief Financial Officer shall have such powers and perform such duties as usually pertain to the office of Chief Financial Officer of a corporation under Delaware law. The current Chief Financial Officer is Gillian Kellie.

     Section 4.11 Vice Presidents. The Board may from time to time appoint one or more Vice Presidents who shall each serve until the earlier of his or her death, resignation or removal by the Board with or without cause. Each Vice President shall have such powers and duties as may be assigned to him or her by the Board (subject to Section 4.8 hereof) or the President.
     Section 4.12 Treasurer. There shall be a Treasurer of the Company who shall be appointed by the Board and serve as such until the earlier of his or her death, resignation or removal by the Board, with or without cause. The Treasurer shall have custody of the Company’s funds and securities, shall keep full and accurate account of receipts and disbursements, shall deposit all monies and valuable effects in the name and to the credit of the Company in such depository or depositories as may be designated by the Board, and shall perform such other duties as may be assigned to him or her by the Board (subject to Section 4.8 hereof) or the President.
     Section 4.13 Assistant Treasurers. The Board may from time to time appoint one or more Assistant Treasurers who shall each serve until the earlier of his or her death, resignation or removal by the Board with or without cause. Each Assistant Treasurer shall have such powers and duties as may be assigned to him or her by the Board (subject to Section 4.8 hereof) or the President.
     Section 4.14 Secretary. There shall be a Secretary of the Company who shall be appointed by the Board and serve as such until the earlier of his or her death, resignation or removal by the Board, with or without cause. Except as otherwise provided in this Agreement, the Secretary shall keep the minutes of all meetings of the Board and of the Members in books provided for that purpose, and shall attend to the giving and service of all notices. The Secretary may sign with the Chairman or President all certificates representing Units of the Company, if any, and shall have charge of the transfer books, and other papers as the Board may direct, all of which shall at all reasonable times be open to inspection by any Manager (or any designee thereof) upon prior written request at the office of the Company during normal business hours. The Secretary shall perform such other duties as may be assigned to him or her by the Board (subject to Section 4.8 hereof) or the President. The current Secretary is Linda J. Vilardo.
     Section 4.15 Assistant Secretaries. The Board may from time to time appoint one or more Assistant Secretaries who shall each serve until the earlier of his or her death, resignation or removal by the Board with or without cause. Each Assistant Secretary shall have such powers and duties as may be assigned to him or her by the Board (subject to Section 4.8 hereof) or the President.
     Section 4.16 Adoption of the Annual Budget.
          (a) Prior to January 1, 2009 and thereafter at least sixty (60) days prior to the last day of each calendar year (beginning with the year 2009), the President shall present a proposed annual budget (the “Proposed Annual Budget”) to the Board, such Proposed Annual Budget to contain detailed projections covering the Company’s anticipated revenues and expenses for the applicable period.

          (b) The Chairman shall call a meeting of the Board as soon as practicable after the delivery of the Proposed Annual Budget to the Board, which meeting shall take place no later than thirty (30) days prior to the end of the applicable calendar year. At this meeting, at which the President shall receive written notice and the right to be present, the Board shall approve the Proposed Annual Budget, with such changes as the Board may approve (in the form approved by the Board, the “Annual Budget”).
          (c) A copy of the Annual Budget shall be provided to the President and each Non-Equity Plan Member within ten (10) Business Days of approval by the Board.
     Section 4.17 Employment Agreements.
          (a) Subject to Section 4.17(b), the rights and obligations of the Company or the Board with respect to any officer as set forth in this Article IV and elsewhere in this Agreement shall not override or supersede the contractual obligations of the Company or Radio One, as employer, or the rights of any officer, as employee, in each case under any employment agreement to which such officer of the Company is a party.
          (b) This Agreement, the limited liability company agreement of Community Connect and the Combined Award Agreement with Newman dated October 26, 2009, shall supercede and replace Sections 5 and 7(d) of the Newman Employment Agreement and Schedule A thereto, and all references to Section 7(d) and Schedule A in the Newman Employment Agreement (including those in Section 2.2) shall be deemed to be references to this Agreement, such limited liability company agreement and such Award Agreement. Newman acknowledges that by reason of this Agreement, the limited liability company agreement of Community Connect and the Combined Award Agreement dated October 26, 2009, the obligations of Radio One and its subsidiaries under Section 7(d) of the Newman Employment Agreement have been satisfied.
          (c) The terms and conditions of this Section 4.17 shall supercede anything to the contrary contained in this Agreement.
ARTICLE V
CAPITAL STRUCTURE
     Section 5.1 Authorized Units.
          (a) The Company is authorized to issue one class of Units designated as “Common Units”. The total number of Common Units which the Company is authorized to issue is Ten Thousand (10,000) Units. The Board may increase the number of authorized Units and create additional classes and/or series of Units, subject to the approval of a majority in interest of the Class A Members. In the event that the authorized number of Units available for issuance is increased pursuant to this Section 5.1, the Board shall indicate the total number of Units available for issuance with respect to any then existing class and/or series and any new class and/or series after giving effect to such approved increase. Any increase in the authorization of, or the issuance of additional, Common Units or the authorization or issuance of new or additional classes and/or series of Units shall not supersede the express rights of any holder of Equity Plan Units as set forth in the Award Agreement or employment agreement to which such holder is a party.
          (b) As of the date hereof, there are two (2) separate series of Common Units designated as “Class A Units” and “Equity Plan Units.” The total number of Class A Units which the Company has authority to issue is Nine Thousand (9,000) Class A Units and the total number of Equity Plan Units which the Company has authority to issue One Thousand (1,000) Equity Plan Units.
     Section 5.2 Rights of Designated Common Units. The series of Common Units designated as of the date hereof shall have the following rights, preferences and limitations (subject to the restrictions and limitations on the rights of any Limited Member as set forth in Section 13.4 hereof):
          (a) Class A Units.
               (i) Voting Rights. Subject to Section 13.4 hereof, each Member holding Class A Units shall have the right to one vote per Class A Unit held, and shall be entitled to notice of any Members’ meeting in accordance with this Agreement, and shall be entitled to vote upon such matters and in such manner as may be provided by the Act or this Agreement.
               (ii) Other Rights. Subject to Section 13.4 hereof, each holder of Class A Units shall have rights applicable to all Members (in their capacity as Members without regard to any rights attributable to any specific class or series of Units) and otherwise provided hereunder expressly for Members holding Class A Units.
          Notwithstanding any other provision to the contrary in this Agreement, none of the following actions shall be taken by the Company without (and the Board and officers, on behalf of the Company, shall not take such action without) the prior approval the holders of at least fifty percent (50%) of the outstanding Class A Units:
                    (1) any amendment, modification or termination of the Certificate of Formation, except to change the Company’s registered office or registered agent;
                    (2) any creation of a new class or series of Units or reclassification of the existing Units, in either case which provides for any rights or preferences equal to or greater than those provided in this Agreement for the Class A Units;
                    (3) the issuance of any additional Units other than Equity Plan Units reserved for issuance pursuant to Section 5.1 and the Interactive Equity Plan and approved by the Board;
                    (4) entering into any agreement or other document to effect a Sale Transaction or the consummation of any Liquidation;

                    (5) any Distribution, unless such Distribution is a Mandatory Tax Distribution approved by the Board or is otherwise expressly provided for in this Agreement;
                    (6) any redemption, purchase or other acquisition of any outstanding Units, except as otherwise expressly provided in this Agreement or the Interactive Equity Plan;
                    (7) except as otherwise provided in this Agreement, any change in the authorized number of Managers on the Board;
          (b) Equity Plan Units.
               (i) Voting Rights. The Equity Plan Units shall be non-voting.
               (ii) Other Rights. The rights of each Equity Plan Member shall be limited to those expressly provided to such Member in this Agreement.
               (iii) The Members acknowledge and agree that the Board may issue Equity Plan Units simultaneously with equity plan units (“Community Connect Equity Plan Units”) that are issued by Community Connect, an Affiliate of the Company, under the Community Connect Equity Plan and that the Equity Plan Units and the Community Connect Equity Plan Units are to carry identical rights and obligations to the fullest extent permitted by law and will be evidenced by the Combined Award Agreement. All rights with respect to the Equity Plan Units that are subject to the Combined Award Agreement shall be subject to all of the terms and conditions of the Combined Award Agreement.
     Section 5.3 Reservation and Issuance of Common Units.
          (a) Class A Units. Four Thousand Seven Hundred and Fifty (4,750) Class A Units were issued on the Effective Date to the Sole Member. The remaining authorized Class A Units shall be reserved for issuance to the extent authorized under Section 5.2.
          (b) Equity Plan Units. One Hundred (100) Equity Plan Units were issued on the Effective Date to Newman. The remaining authorized Equity Plan Units shall be reserved for issuance to employees and consultants of the Company in accordance with the Interactive Equity Plan. No Capital Contribution or Capital Commitment is required in exchange for such Units other than as required under the Interactive Equity Plan or applicable Award Agreement.
     Section 5.4 Units Subject to Forfeiture.
          (a) Subject to the express terms of any applicable Award Agreement or employment agreement, all Units of a Limited Member shall be subject to forfeiture in accordance with the provisions of Section 13.4(c) hereof.
          (b) All Equity Plan Units that fail to Vest pursuant to the terms of the Interactive Equity Plan and the related Award Agreement shall be forfeited.

          (c) A Member who forfeits Units shall retain no interest in profits or capital of the Company associated with such Units.
     Section 5.5 No Appraisal Rights. No class or series of Units or Members shall be entitled to appraisal rights in connection with or as a result of any amendment to this Agreement, any merger or consolidation of the Company, any conversion of the Company to another business form, any transfer to or domestication in any jurisdiction by the Company or the sale of all or substantially all of the Company’s assets.
ARTICLE VI
CONTRIBUTIONS
     Section 6.1 Initial Capital Contribution.
          (a) The Sole Member made the Capital Contribution set forth opposite its name under the heading “Capital Contribution” on Schedule A hereto and has received therefore 4,750 Class A Units.
     Section 6.2 Further Contributions. No further Capital Contributions (including any cash that may be required to pay Company costs and expenses) shall be required of any Member.
     Section 6.3 Interest. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution, except as otherwise provided in this Agreement.
     Section 6.4 No Return of Capital Contribution. Except as expressly provided in this Agreement, no Member shall be entitled to a return of its Capital Contribution.
     Section 6.5 No Loans. If any Member advances any money to, or on behalf of, the Company, the amount of any such advance shall not be deemed a Loan but shall be deemed an additional Capital Contribution of such Member. No Interest shall accrue on any such advance. Additional Capital Contributions from a Member shall not result in the issuance of additional Class A Units to such Member unless all Members (including the holders of Equity Plan Units) approve such issuance.
ARTICLE VII
CAPITAL ACCOUNTS
     Section 7.1 Maintenance of Capital Accounts.
          (a) The Company shall establish and maintain Capital Accounts for each Member in accordance with the following provisions:
               (i) to each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, including the Agreed Value of any contributions other than cash, (B) such Member’s distributive share of Net Profits and any items in the nature of income or gain that are specially allocated, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member; and
               (ii) to each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any other property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Losses and any items in the nature of expense or losses that are specially allocated and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company (to the extent not otherwise taken into account in determining a Member’s Capital Contribution).
          (b) This Section and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding that a particular adjustment is not set forth in this Section 7.1, the Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the capital account maintenance rules of Regulations § 1.704-1(b).
     Section 7.2 Negative Capital Accounts. No Member shall be required to make up a Capital Account deficit or to pay to any Member the amount of any such deficit.
     Section 7.3 Sale or Exchange of Units. In the event of a Transfer of some or all of a Member’s Units, the Capital Account of the transferring Member shall become or be added to the Capital Account of the Substitute Member or the Member that acquires Units in such Transfer, to the extent it relates to the Member’s Units so Transferred, and, with respect to the Units so Transferred, the provisions of Articles VIII and IX shall apply to the Substitute Member or the Member that acquires such Units as if such Person had held such Units from inception and received all allocations and distributions with respect to such Units that have been received by the transferring Member.
ARTICLE VIII
ALLOCATIONS OF PROFITS AND LOSSES
     Section 8.1 Net Profits. Except as otherwise provided herein, Net Profits shall be allocated among the Members in accordance with each Member’s Percentage Interest.
     Section 8.2 Net Losses. Except as otherwise provided herein, Net Losses shall be allocated among the Members in accordance with each Member’s Percentage Interest.
     Section 8.3 Limitation on Allocation of Losses. If an allocation of Net Losses to a Member would cause an Adjusted Capital Account Deficit for such Member, such Net Losses shall instead be allocated among Members with positive Capital Account balances in proportion to such balances.
     Section 8.4 Allocation of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in proportion to each Member’s Percentage Interest.

     Section 8.5 Allocation of Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated, as provided in Regulations § 1.704-2(i)(1) to the Members in accordance with the ratios in which they bear the economic risk of loss for the relevant Member Nonrecourse Debt for purposes of Regulations § 1.752-2.
     Section 8.6 Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 8.6 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.6 were not in the Agreement.
     Section 8.7 Minimum Gain Chargeback. In the event that there is a net decrease in the partnership minimum gain of the Company during a Taxable Year, the minimum gain chargeback described in Regulations §§ 1.704-2(f) and (g) shall apply.
     Section 8.8 Partner Minimum Gain Chargeback. In the event that there is a net decrease in partner nonrecourse debt minimum gain (as defined in Regulations § 1.704-2) during a Taxable Year, any Member with a share of that nonrecourse debt minimum gain (determined under Regulations § 1.704-2(i)(5)) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of such net decrease in accordance with Regulations § 1.704-2(i)(4).
     Section 8.9 Book-Ups/Tax Disparities.
          (a) In the case of contributed property, items of income, gain, loss and deduction, shall be allocated for federal income tax purposes in a manner consistent with the requirements of Code §704(c) and Regulations § 1.704-3 to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution.
          (b) In the event of an adjustment to Capital Accounts in accordance with paragraph (b) of the definition of “Gross Asset Value,” items of income, gain, loss and deduction shall thereafter be allocated for federal income tax purposes in a manner consistent with Regulations § 1.704-3(a)(6)(i).
          (c) Allocations under this Section 8.9 shall not affect Capital Accounts of the Members. The method or methods to be elected under Regulations § 1.704-3 for such allocations shall be selected by the Tax Matters Partner.
     Section 8.10 Individual Tax Items. For each Taxable Year (or portion thereof) in which one Member owns all of the Percentage Interests, all Company items of income, gain, loss and deduction, and all other tax items for such Taxable Year (or portion thereof), shall be allocated to such Member. Except as otherwise provided in the preceding sentence and in Section 8.9, all Company items of income, gain, loss, and deduction, and all other tax items for each Taxable Year, shall be allocated among the Members as follows: (a) each Member’s allocable share of each item included in the computation of Net Profit or Net Loss for that year shall equal such Member’s overall percentage share of the Net Profit or Net Loss for such year, (b) each Member’s allocable share of each item included in the computation of Net Gain from a Sale Transaction or Net Loss from a Sale Transaction for such year shall equal such Member’s overall percentage share of the Net Gain from a Sale Transaction or Net Loss from a Sale Transaction for such year, and (c) each Member shall be allocated any items specifically allocated to such Member under Sections 8.5, 8.6, 8.7 and 8.8.
     Section 8.11 Tax Credits. Tax credits of the Company, if any, shall be allocated among the Members in proportion to the number of Units held by each Member.
     Section 8.12 Changes in Number of Units. In the event the number or character of Units held by a Member changes during a Taxable Year, the allocation of items of income, gain, loss and deduction to such Member shall be based on the weighted average number of Units held by the Member and the weighted average number of Units outstanding during the Taxable Year, unless otherwise required by the Code or Regulations or agreed to by each Member affected by such allocation. Further, any items of deduction allowable to the Company on account of a compensatory transfer of Equity Plan Units and any adjustment to the Gross Asset Value of Company assets that is taken into account as gain or loss in accordance with paragraph (c) of the definition of Net Profits and Net Losses shall be allocated to and among the Members in proportion to the Units they held immediately prior to the date the grantee of such Equity Plan Units included corresponding amounts as compensation income under Sections 83(a), 83(b) or 83(d)(2) of the Code.
ARTICLE IX
DISTRIBUTIONS
     Section 9.1 Limitations on Distributions.
          (a) No Distribution to Members shall be declared or paid unless, after giving effect to such Distribution, the fair value of all assets of the Company exceeds all liabilities of the Company (and such reserves as shall be reasonably established by the Board), other than liabilities to Members on account of their Capital Accounts.
          (b) Further, notwithstanding anything herein to the contrary, no Distribution shall be made to the holder of any Equity Plan Unit holder until and unless (i) the holders of the Class A Units and the holders of Class A Units of Community Connect have received Distributions from both the Company and Community Connect equal to the Combined Capital Contributions and (ii) the holders of Class A Units and the other holders of Equity Plan Units have (to the extent not in duplication of subclause (i)) received Distributions equal to each such Member’s Capital Account balance immediately before the issuance of the Equity Plan Units with respect to which such Distribution would otherwise be made (taking into account the last sentence of Section 8.12). For purposes hereof, the holders of Class A Units will be deemed to receive Distributions in an amount equal to the excess, if any, of (x) payments that are made to such holders or their Affiliates for the provision of goods and services to the Company and Community Connect over (y) the costs to such Affiliates of providing such goods and services.

For purposes hereof, the Company and Newman agree that there needs to be established a list of specific services and an appropriate cost amount for such services that will not be considered Distributions to holders of Class A Units. In lieu of attaching such a list to this Agreement, the Members have agreed that Interactive One will each year, in connection with the review of the Annual Budget, prepare a schedule (the “Proposed Inter-Company Cost Schedule”) that details the services rendered and the cost for such services for review by all Members. If such Proposed Inter-Company Cost Schedule is approved by all Members, it shall become the “Permitted Inter-Company Cost Schedule” and no payments for the services and in the amounts specified therein shall be treated as Distributions to the holders of Class A Units. In the event of any dispute relating to the items on the Proposed Inter-Company Cost Schedule, the Company’s determination as to the cost of any service in question shall be deemed conclusive unless either (i) the disputing Member can provide a third party bid demonstrating the cost of the item or service is 10% greater or lower than the determination of cost made by the Company in the case of goods and services that can be readily acquired from third parties or (ii) the disputing Member can establish that the method of allocating costs to the Company of support services that are provided by Interactive One or its Affiliates (e.g., accounting, legal, human resources, etc.) are not reasonable in light of the size and activities of the Company as compared with the other entities which are part of Radio One to which such costs are allocated. In such event, the Company and such Member will jointly hire an independent accountant to determine the cost of the item or service that should have been allocated to the Company. In the event the cost of the item or service is determined by such independent accountant to be within 10% of the cost as determined by the Company, the Member disputing the cost of such service shall bear the full cost of such accounting, including all costs (including any legal expenses) of the Company associated therewith. In the event the cost of the item or service is determined by such independent accountant to be more than 10% higher or more than 10% lower than the cost of such item or service as determined by the Company, then the Company shall bear the full cost of such mediation, including all costs (including any legal expenses) of the disputing Member associated therewith. In determining the costs of such items or services that are obtained from third parties, the independent accountant shall be required to determine the cost of such items or services from three (3) independent parties and take the average cost of such service among such parties. The decision of such independent accountant shall then govern the determination of the items and the costs thereof that should be included in the Permitted Inter-Company Cost Schedule. To the extent that the Company does not pay to Interactive One any amounts specified on the Permitted Inter-Company Cost Schedule for the provision of goods and services by Interactive One to the Company, such unpaid amounts shall be treated as liabilities of the Company.
     Section 9.2 Mandatory Tax Distributions. The Mandatory Tax Distribution shall be distributed to the Members in proportion to each Member’s Percentage Interest at the time of the distribution. Such distributions shall be made at least annually, on or before the 60th day after the end of the relevant Taxable Year, and shall not be accounted for on the books and records of the Company as a return of Capital Contributions and shall not be charged against Distributions to which members are entitled under Section 9.3(a) hereof.
     Section 9.3 Distributions Prior to Liquidation. Except as otherwise provided in this Agreement and subject to the limitations provided herein, and subject to all Mandatory Tax

Distributions having been made, Distributions may be made to the Members at such times and in such amounts as the Board may determine. Distributions shall be made to the Members as follows:
          (a) first, to the holders of the Class A Units until they have received from the Company and Community Connect an amount equal to the Combined Capital Contributions (excluding Mandatory Tax Distributions);
          (b) second, to the Members on a per Unit basis in proportion to each Member’s Percentage Interest.
     Section 9.4 Withholding Taxes. The Company is authorized to withhold from Distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code, or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to Section 9.2 for all purposes of this Agreement, and shall be offset against the amounts otherwise distributable to such Member under Section 9.2 hereof.
ARTICLE X
ACCOUNTS
     Section 10.1 Books. The Chief Financial Officer, or the Treasurer if at any time there is no Chief Financial Officer, shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Separate accounts shall be kept for each class and series of Units. Such books shall be kept on such method of accounting as the Board shall select.
     Section 10.2 Tax Matters. Interactive One shall be the Tax Matters Partner. The Tax Matters Partner shall, except to the extent impracticable as a result of the failure of a Member to timely deliver necessary information to the Tax Matters Partner, cause to be prepared, signed and filed all tax returns of the Company required by any federal state or local law, make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company and monitor any governmental tax authority in any audit that such authority may conduct of the Company’s books and records or other documents. The Tax Matters Partner shall cause the Company to deliver to the Members an IRS Schedule K-1 as soon as practicable following the close of each Taxable Year, but no later than seventy-five (75) days after the end of each Taxable Year; provided, however, that such period shall be automatically extended in the event of a delay beyond the control of the Tax Matters Partner, such as a delay resulting from the failure of a third party to provide required tax information to the Company in a timely manner. The Tax Matters Partner shall be entitled to reimbursement from the Company for all necessary and reasonable out-of-pocket expenses incurred in performing its duties as Tax Matters Partner.
          The Tax Matters Partner shall also cause the Company to elect the safe harbor described in Notice 2005-43, 2005-1 CB 1221, under which the fair market value of an Equity

Plan Unit that is transferred in connection with the performance of services is treated as being equal to the liquidation value of such Unit (the “Safe Harbor Election”). The Safe Harbor Election shall be made as of the earliest date permitted under any IRS revenue procedure or other administrative guidance issued subsequent to Notice 2005-43. The Company and each of its Members (including each Equity Plan Member to whom a Unit is transferred in connection with the performance of services) agree to comply with all requirements of the Safe Harbor Election with respect to all Equity Plan Units transferred in connection with the performance of services.
     Section 10.3 Special Basis Adjustment. The Tax Matters Partner shall, without any further consent of the Members being required (except as specifically required herein), have discretion to make an election for federal income tax purposes to adjust the basis of property pursuant to §§754, 734(b) and 743(b) of the Code, or comparable provisions of state, local or foreign law, in connection with Transfers of Units.
ARTICLE XI
TRANSFERS OF UNITS
     Section 11.1 Transfers.
          (a) No Member may Transfer all or any portion of its Equity Interests other than (i) to a Permitted Transferee, (ii) any Transfer of all or any portion of a Member’s Equity Interests pursuant to Sections 12.1, 12.2, 12.3 or 12.4 hereof, and (iii) any Transfer of all or any portion of a Member’s Equity Interests pursuant to a Sale Transaction (each, a “Permitted Transfer”), provided that in each case such Transfer is made in accordance with Section 11.2 hereof. Any attempted Transfer of the Equity Interests by such Members, other than in strict accordance with this Article XI, shall be null and void and the purported transferee shall have no rights as a Member hereunder, except as may otherwise by provided in Section 13.4 as to such transferee.
          (b) Notwithstanding anything to the contrary in this Agreement, no Transfer of Units shall be deemed effective until the transferee of such Units executes a joinder agreement, in substantially the form attached hereto as Schedule B (the “Joinder Agreement”) pursuant to which, among other things, such transferee shall agree to be bound by the obligations of the Member transferring such Units to such transferee under this Agreement and, if such transferee is an Affiliate of the Member transferring such Units, such transferee shall agree to grant all authority to act on its behalf to the Member transferring such Units to such transferee. Any purported transfer in violation of this Section 11.1(b) shall be null and void.
          (c) Notwithstanding anything to the contrary in this Agreement, no Member shall enter into any agreement to vote or otherwise exercise any of the rights appurtenant to any of the Units held by such Member with any Person other than an Affiliate of such Member.
     Section 11.2 Conditions to Permitted Transfers. A Member shall be entitled to make a Permitted Transfer of all or any portion of its Equity Interests only upon satisfaction of each of the following conditions:

          (a) such Transfer does not require the registration or qualification of such Equity Interests pursuant to any applicable federal or state securities laws, rules and regulations;
          (b) such Transfer does not result in a violation of applicable laws, rules and regulations;
          (c) the Chairman receives written instruments that are in a form and substance satisfactory to the Chairman, as determined in his or her reasonable judgment (including, without limitation, (i) copies of any instruments of Transfer, (ii) such Person’s agreement to be bound by this Agreement in the same manner, and subject to the same obligations and restrictions (including without limitation the transfer restrictions set forth in this Article XI) as the Member making such Transfer, including by execution of a Joinder Agreement; provided, however, that no such agreement shall be required if the Person receiving such Transfer is also a Member hereunder, and (iii) if requested by the Chairman, an opinion of counsel to such Person, in form and substance reasonably acceptable to the Chairman, to the effect that the conditions set forth in subsections (a) and (b) above have been satisfied).
     Section 11.3 Prohibited Transfers.
          (a) Prohibited Transfer. A “Prohibited Transfer” shall be deemed to have occurred if a transaction or series of related transactions is consummated that results in a Transfer of Units other than Permitted Transfer occurring in accordance with Section 11.1 and Section 11.2.
          (b) Effect of a Prohibited Transfer. Upon receipt of written notice from any Member or the Company that such Person believes that a Prohibited Transfer has occurred, each Member transferring Units in the alleged Prohibited Transfer shall use its best efforts to nullify such Prohibited Transfer within a period of thirty (30) days or to demonstrate within a period of thirty (30) days to the reasonable satisfaction of the Board that the alleged Prohibited Transfer is not a Prohibited Transfer. Failure to nullify such Prohibited Transfer or to demonstrate to the reasonable satisfaction of the Board that an alleged Prohibited Transfer is not a Prohibited Transfer within such 30 day period shall automatically result in the Member transferred in the Prohibited Transfer becoming a Limited Member in accordance with Section 13.4 hereof.
     Section 11.4 Representations Regarding Transfers. Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, and (ii) it will not Transfer its Equity Interest on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or the United States Treasury Department that may be promulgated or published thereunder). Each Member further agrees that it will not Transfer any Equity Interest to any Person unless such Person agrees to be bound by this Section 11.4 and to Transfer such Interest only to Persons who agree to be similarly bound.

     Section 11.5 Treatment of Equity Plan Units Issued Pursuant to a Combined Award Agreement. Notwithstanding anything else in this Article XI to the contrary, if Equity Plan Members hold Equity Plan Units issued pursuant to a Combined Award Agreement, then there may be no Transfer under this Article XI unless the Community Connect Equity Plan Units granted by Community Connect under the Combined Award Agreement are Transferred in the same proportions as the Equity Plan Units are Transferred.
ARTICLE XII
ADDITIONAL RIGHTS AND OBLIGATIONS OF THE MEMBERS
     Section 12.1 Call Rights.
          (a) The Company may, in its sole discretion, elect to purchase up to all of the Vested Equity Plan Units of each Equity Plan Member under the following circumstances:
               (i) within twelve (12) months (or such shorter period if required by applicable law) of the date an Equity Plan Member ceases to be an employee, consultant or representative of the Company, as applicable;
               (ii) in the event of a Sale Transaction;
               (iii) in the event of the Bankruptcy of such Equity Plan Member; and
               (iv) as permitted by and in accordance with the terms and conditions of the applicable Award Agreement or employment agreement.
          (b) If the Company elects to exercise its right to purchase such Equity Plan Units in accordance with this Article XII, it shall provide written notice thereof to the Equity Plan Members, which notice shall include the number of Equity Plan Units to be purchased (the “Equity Plan Call Units”) and the basis on which the Company is exercising its call rights under Section 12.1(a).
          (c) The fair market value of each Equity Plan Call Unit (such price, the “Equity Plan Call Unit Price”) shall be determined by an appraisal process between the Company and the applicable Equity Plan Member, which process shall include deductions for any outstanding debt or other liabilities of the Company (including accrued but unpaid interest at the Applicable Interest Rate) and each Class A Member’s right to the return of its Capital Contributions under Section 9.3(a) (it being understood that the deduction of debt and/or the right to receive back contributed capital may result in the Equity Plan Units or the Community Connect Equity Plan Units having a negative value that will be taken into consideration in determining the net value of the Equity Plan Units and Community Connect Equity Plan Units subject to the same Combined Award Agreement); provided, however, in the event that the basis for the Company’s exercise of its rights under this Section 12.1 is as a result of the termination of an Equity Plan Member for Cause, or the Board has determined that such Member has violated any non- solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between such Member and the Company, the fair market value of such Member’s Equity Plan Units shall be the lesser of such Member’s Capital Account balance attributed to such Units or the value determined in accordance with the procedures described above. If the value of the Equity Plan Units is positive and the value of the Community Connect Equity Plan Units is negative, the Equity Plan Units will only have value equal to the sum of such positive and negative amounts (i.e., the positive amount of the value of the Equity Plan Units will be offset by the negative amount of the value of the Community Connect Equity Plan Units that have a negative value). In the event that the Equity Plan Member and the Company cannot reach an agreement as to the Equity Plan Call Unit Price within thirty (30) days of the date of the notice delivered pursuant to Section 12.1(b), the parties agree to submit such determination to binding arbitration in New York, New York, before one (1) arbitrator. The arbitration shall be administered by the American Arbitration Association pursuant to the AAA Rules and Procedures. For purposes of determining the Equity Plan Call Unit Price, the valuation of the Company shall first be determined as an entirety before determining the value of the Equity Plan Units held by the applicable Equity Plan Member, based on the amount that such Equity Plan Member would receive from the proceeds of the sale of the Company at such valuation upon the liquidation of the Company, and the interest of the Equity Plan Member shall not be subject to a discount for minority interest or lack of liquidity.
          (d) The closing of the purchase and sale of the Equity Plan Call Units pursuant to this Section 12.1 (the “Equity Plan Call Closing”) shall occur on the date as is determined by the Board but, in any event, within one hundred twenty (120) days of the date that the notice of the Company’s intent to purchase the Equity Plan Call Units is delivered pursuant to Section 12.1(b). At the Equity Plan Call Closing, (1) each Equity Plan Member selling Equity Plan Call Units shall (A) execute and deliver such documents as shall be reasonably requested by the Company and (B) represent and warrant that such Equity Plan Call Units are being transferred free and clear of liens, encumbrances and interests or rights of other Persons, and (2) the Company shall make payment to each Equity Plan Member selling such Equity Plan Call Units in an amount equal to the Equity Plan Call Unit Price multiplied by the number of Equity Plan Call Units being sold by such Equity Plan Member, such payment to be made, in the Company’s sole discretion, by (x) wire transfer of immediately available funds to an account specified in writing by such Equity Plan Member or (y) by wire transfer of immediately available funds equal to at least twenty percent (20%) of such purchase price and by delivery of a promissory note in the principal amount of the balance of such purchase price issued by the Company (in form and substance satisfactory to the Board) bearing interest at a rate of eight percent (8.0%) per annum, the principal and interest of which shall be due and payable in four (4) equal quarterly installments of principal, together with accrued interest, beginning on the first day of the fiscal quarter following the fiscal quarter in which the closing occurs, and continuing on the first day of each succeeding fiscal quarter until fully paid.
     Section 12.2 Put Rights.
          (a) Each Equity Plan Member may, in his, her or its sole discretion, elect to have the Company purchase all or a portion of his, her or its Equity Plan Units that are Vested (the “Qualifying Equity Plan Put Units”) under the following circumstances:

               (i) in the event that the Equity Plan Member ceases to be an employee of the Company, but only to the extent permitted by, and subject to, the terms and conditions of such Equity Plan Member’s Award Agreement;
               (ii) a material breach by the Company of any agreement between the Equity Plan Member and the Company;
               (iii) in the event that Alfred C. Liggins III ceases to be associated in any capacity with the Company or any Affiliate of the Company in connection with a change in Control of Radio One; and
               (iv) as permitted by and in accordance with the terms and conditions of the applicable Award Agreement.
          (b) If an Equity Plan Member elects to exercise his, her or its right to cause the Company to purchase such Member’s Qualifying Equity Plan Put Units in accordance with this Article XII, it shall provide written notice thereof to the Company, which notice shall include the number of Qualifying Equity Plan Put Units to be purchased (the “Equity Plan Put Units”) and the basis on which the Equity Plan Member is exercising its put rights under Section 12.2(a) above.
          (c) The fair market value of each Equity Plan Put Unit (such price, the “Equity Plan Put Unit Price”) shall be determined in accordance with the procedures described in Section 12.1(c) with respect to the determination of the Equity Plan Call Unit Price.
          (d) The closing of the purchase and sale of the Equity Plan Put Units pursuant to this Section 12.2 (the “Equity Plan Put Closing”) shall occur on the date as is determined by the Board but, in any event, within one hundred twenty (120) days of the date that the notice of the Equity Plan Member’s intent to require the Company to purchase the Equity Plan Call Units is delivered pursuant to Section 12.2(b). At the Equity Plan Put Closing, (1) each Equity Plan Member selling Equity Plan Put Units shall (A) execute and deliver such documents as shall be reasonably requested by the Company and (B) represent and warrant that such Equity Plan Put Units are being transferred free and clear of liens, encumbrances and interests or rights of other Persons, and (2) the Company shall make payment to each Equity Plan Member selling such Equity Plan Put Units in an amount equal to the Equity Plan Put Unit Price multiplied by the number of Equity Plan Put Units being sold by such Equity Plan Member, such payment to be made, in the Company’s sole discretion, by (x) wire transfer of immediately available funds to an account specified in writing by such Equity Plan Member or (y) by wire transfer of immediately available funds equal to at least twenty percent (20%) of such purchase price and by delivery of a promissory note in the principal amount of the balance of such purchase price issued by the Company (in form and substance satisfactory to the Board) bearing interest at a rate of eight percent (8.0%) per annum, the principal and interest of which shall be due and payable in four (4) equal quarterly installments of principal, together with accrued interest, beginning on the first day of the fiscal quarter following the fiscal quarter in which the closing occurs, and continuing on the first day of each succeeding fiscal quarter until fully paid.

     Section 12.3 Drag Along Rights In connection with any transaction in which the Sole Member is selling in excess of twenty-five percent (25%) of their aggregate Class A Units in the Company to a Person or Persons that are not Affiliates of the Company or Controlled by Affiliates of the Company (the “Class A Unit Sale”), the Sole Member shall have the rights and obligations set forth in this Section 12.3.
          (a) At least sixty (60) days prior to the date that the proposed Class A Unit Sale is scheduled to close (the “Closing Date”), the Sole Member shall provide each Equity Plan Member with a written notice of the proposed Class A Unit Sale (the “Sale Notice”). The Sale Notice shall contain (i) a description of the Class A Unit Sale, (ii) the per-Unit price (the “Class A Sale Price”) to be paid by the Purchaser, (iii) the Closing Date and (iv) an indication as to whether or not the Member intends to exercise its rights set forth in Section 12.3(b) and, if so, the number of Equity Plan Drag-Along Units (as defined below) to be included in the Class A Unit Sale.
          (b) The Sole Member shall have the right, but not the obligation, to require each Equity Plan Member (each such Equity Plan Member, a “Drag-Along Equity Plan Member” and, collectively, the “Drag-Along Equity Plan Members”) to sell to the Class A Unit Sale purchaser (the “Purchaser”) a pro rata portion of Equity Plan Units held by such Equity Plan Member that, as of the Closing Date, are Vested (the “Equity Plan Drag-Along Units”) at a price per Equity Plan Drag-Along Unit equal to the amount that the Equity Plan Member would receive on account the Equity Plan Drag-Along Units if the Company were sold for a value that would result in the Class A Members receiving the Class A Sale Price per Class A Unit after allocation of such value to all Members in accordance with the provisions of this Agreement applicable to the liquidation of the Company.
          (c) The closing of the purchase and sale of the Equity Plan Drag-Along Units pursuant to this Section 12.3 (the “Equity Plan Drag-Along Closing”) shall occur as close as practicable to the Closing Date. At the Equity Plan Drag-Along Closing, (1) each Drag-Along Equity Plan Member shall (A) execute and deliver such documents as shall be reasonably requested by the Purchaser and (B) represent and warrant to the Purchaser that such Units are being transferred to the Purchaser free and clear of liens, encumbrances and interests or rights of other Persons, and (2) the Purchaser shall make payment to the Drag-Along Equity Plan Member selling such Units in an amount equal to the Equity Plan Drag-Along Price multiplied by the number of Equity Plan Drag-Along Units being sold by such Member, such payment to be made by wire transfer of immediately available funds to an account specified in writing by such Member.
          (d) Nothing contained in this Section 12.3 and the exercise of the Sole Member’s rights hereunder will impact on any Equity Plan Units that are not Vested.
          (e) Notwithstanding anything else in this Section 12.3 to the contrary, the Equity Plan Members shall not be subject to the provisions of this Section 12.3 if no payment would be made to the Equity Plan Members hereunder.

     Section 12.4 Tag-Along Rights. In the event of a Class A Unit Sale in which the Sole Member does not elect to exercise its rights pursuant to Section 12.3(b), each Equity Plan Member shall have the rights and obligations set forth in this Section 12.4.
          (a) Upon receipt of a Sale Notice in which the Sole Member does not elect to exercise its rights pursuant to 12.3(b), each Equity Plan Member shall have the right, but not the obligation, to require the Sole Member to include a pro rata portion of Equity Plan Units held by such Equity Plan Member that, as of the Closing Date, are Vested (the “Equity Plan Tag-Along Units”) at a price per Equity Plan Tag-Along Unit equal to the amount that the Equity Plan Member would receive on account the Equity Plan Tag-Along Units if the Company were sold for a value that would result in the Class A Members receiving the Class A Sale Price per Class A Unit after allocation of such value to all Members in accordance with the provisions of this Agreement applicable to the liquidation of the Company (such price, the “Equity Plan Tag-Along Unit Price”), by delivering a written notice (the “Tag-Along Notice”) to the Sole Member at least forty (40) days prior to the Closing Date indicating such Member’s desire to sell to the Purchaser the Equity Plan Tag-Along Units. Each Equity Plan Member delivering a Tag-Along Notice to the Sole Member shall be referred to herein as a “Tag-Along Seller.”
          (b) The closing of the purchase and sale of the Equity Plan Tag-Along Units pursuant to this Section 12.4 (the “Equity Plan Tag-Along Closing”) shall occur as close as practicable to the Closing Date. At the Equity Plan Tag-Along Closing (i) each Tag-Along Seller shall (A) execute and deliver such documents as shall be reasonably requested by the Purchaser in order to vest full beneficial and record ownership of the Equity Plan Tag-Along Units in the Purchaser, and (B) represent and warrant to the Purchaser that such Equity Plan Tag-Along Units are being acquired by the Purchaser free and clear of liens, encumbrances and interests or rights of other Persons, and (ii) the Purchaser shall make payment to each Tag-Along Seller in an amount equal to the number of Equity Plan Tag-Along Units being acquired from such Tag-Along Seller multiplied by the Equity Plan Tag-Along Unit Price, such payment to be made by wire transfer of immediately available funds to an account specified in writing by such Member.
          (c) Nothing contained in this Section 12.4 and the exercise of the Sole Member’s rights hereunder will impact on any Equity Plan Units that are not Vested.
          (d) Notwithstanding anything else in this Section 12.4 to the contrary, no Equity Plan Holder will have any rights hereunder if no payment would be made to the Equity Plan Members by exercising the rights set forth in this Section 12.4.
     Section 12.5 Treatment of Equity Plan Units Issued Pursuant to a Combined Award Agreement. Notwithstanding anything else in this Article XII to the contrary, if Equity Plan Members hold Equity Plan Units issued pursuant to a Combined Award Agreement, then there may be no purchase or sale under Sections 12.1 or 12.2 of this Article XII unless the Community Connect Equity Plan Units granted by Community Connect under the Combined Award Agreement are purchased or sold in the same proportions as the Equity Plan Units are purchased or sold.

ARTICLE XIII
ADDITIONAL, SUBSTITUTE AND LIMITED MEMBERS
     Section 13.1 Admissions. No Person shall be admitted to the Company as a Member (other than the Sole Member and Newman as an Equity Plan Member who are the signatories hereto) except in accordance with Section 13.2, 13.3, 13.4 or 13.5 hereof. Any purported admission which is not in accordance with this Article XIII shall be null and void. Upon admission of any Additional, Substitute Member or Limited Member, or upon any Member ceasing to be a Member, the books and records of the Company shall be revised accordingly to reflect such admission or cessation.
     Section 13.2 Admission of Additional Members. Except for the admission of Equity Plan Members which shall be as set forth in Section 13.5, a Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:
          (a) the Board, in its sole and absolute discretion, determines the nature and amount of the Capital Contribution and/or Capital Commitment to be made by such Person;
          (b) the Board has received, on behalf of the Company, such Person’s Capital Contribution and/or Capital Commitment as so determined;
          (c) the Board consents in writing to such admission, which consent may be given or withheld in its sole and absolute discretion and, if such Person is to be admitted as a Member holding Units, the Board shall determine which class or series of authorized Units such Person shall hold;
          (d) the Board receives written instruments (including, without limitation, a subscription agreement and such Person’s consent to be bound by this Agreement as a Member) that are in form and substance satisfactory to the Board, as determined in its sole and absolute discretion; and
          (e) the Sole Member has approved the classification and issuance of Units.
     Section 13.3 Admission of Substitute Members. A Person who acquires all or a portion of a Member’s Units shall become a Substitute Member of the Company only following a Transfer of Units made in accordance with Article XI hereof.
     Section 13.4 Limited Members.
          (a) A Member (or its successor in interest, if any, pursuant to (i) or (ii) below or his or her personal representatives, executors or heirs, pursuant to (iv) below) shall automatically become a Limited Member upon the earliest to occur of any of the following events:
               (i) as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member;

               (ii) as to any Member that Transfers all or any part of its Units (and as to the Person to whom such Units are Transferred), in the event that such Units are Transferred in a manner that does not comply with Article XI hereof following a determination by a court of competent jurisdiction or the Board upon advice of counsel selected by the Board that the provisions of Article XI shall not be applicable to such Transfer; provided that in the event of such a Transfer the limitations and restrictions applicable to a Limited Member shall only apply to the Units so Transferred;
               (iii) the Bankruptcy of such Member; or
               (iv) as to any Non-Equity Plan Member that is an individual, the death or permanent incapacity (as determined in good faith by the Board) of such Non-Equity Plan Member.
          (b) Notwithstanding anything to the contrary contained in this Agreement, a Limited Member shall have no:
               (i) right to vote on any matter being voted on by the Members generally or by any class or group of Members or to receive notice of a meeting of Members; or
               (ii) inspection or information rights provided to Members under Article XIV hereof.
          (c) Subject to the limitations and restrictions set forth in Section 13.4(b) hereof, a Limited Member shall retain such rights, and remain subject to such obligations, as were applicable to such Limited Member (or the Member from whom such Limited Member acquired Units or other Equity Interests) prior to becoming a Limited Member. If a Limited Member shall fail, within twenty (20) days of a written request from the Company, to consent in writing to be bound by this Agreement, (in the event such Person is not a party to any such agreement at the time such written request is made), the Equity Interests held by such Limited Member shall be forfeited and cancelled.
     Section 13.5 Admission of Equity Plan Members. Persons awarded Equity Plan Units under the Interactive Equity Plan shall be admitted as Members in accordance with the terms of the Interactive Equity Plan, the applicable Award Agreement and this Agreement if and only if, and when, each of the following conditions is satisfied:
          (a) the Board or a committee thereof approves the issuance of such Equity Plan Units to such Person, and
          (b) the Board or a committee thereof receives written instruments (including, without limitation, such Person’s consent to be bound by this Agreement as a Member as a Equity Plan Member and the applicable Award Agreement executed by such Person) that are in form and substance satisfactory to the Board, as determined in its sole and absolute discretion.
     Section 13.6 Withdrawal of Member. Members shall not be permitted to voluntarily withdraw from the Company for any reason. Any Member shall cease to be a Member of the

Company upon the date such Member ceases to hold any Units. No such Member shall have a right to a return of its Capital Contribution solely in his or her capacity as a Member.
ARTICLE XIV
REPORTS TO MEMBERS
     Section 14.1 Books and Records.
          (a) Each Non-Equity Plan Member has the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished at what time and location and at whose expense) as may be established by the Managers, to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the Non-Equity Plan Member’s interest as a Member of the Company:
               (i) True and full information regarding the status of the business and financial condition of the Company;
               (ii) Promptly after they become available, a copy of the federal, state and local income tax returns for each year of the Company;
               (iii) A current list of the name and last known business, residence or mailing address of each Member and Manager;
               (iv) A copy of this Agreement, the Certificate of Formation and all amendments thereto;
               (v) True and full information regarding the amount of cash and a description and statement of the Agreed Value of any other property or services contributed by each Member and the date on which each became a Member; and
               (vi) Other information regarding the affairs of the Company as is reasonable.
          (b) Each Equity Plan Member has the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished) and at whose expense as may be established by the Board from time to time, to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the Equity Plan Member’s interest as a Member of the Company:
               (i) information regarding the status of the business and financial condition of the Company;
               (ii) promptly after they become available, a copy of the federal, state and local income tax returns for each year of the Company; and
               (iii) a copy of this Agreement, the Certificate of Formation and all amendments thereto.

The foregoing information will either be mailed to each Equity Plan Member at his residence address that has been supplied by such Equity Plan Member to the Company or at the Company’s offices in New York City.
          (c) Each Manager shall have the right to examine all of the information described in subsections (a) and (b) of this Section 14.1 for any purpose reasonably related to his or her position as a Manager.
          (d) The Company may maintain its records in other than a written form if such form is capable of conversion into written form within a reasonable time.
          (e) Any demand by a Member under this Section shall be in writing and shall state the purpose of such demand.
          (f) The Company shall permit each Non-Equity Plan Member to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, during normal business hours upon reasonable advance notice.
          (g) The Company shall provide each Non-Equity Plan Member with prompt notice of the initiation of any material legal action against the Company.
          (h) The obligations and limitations set forth in Section 18.1 hereof shall apply to any Confidential Information disclosed or otherwise made available to any Member pursuant to this Section 14.1.
     Section 14.2 Annual Reports. Within sixty (60) days after the end of each Fiscal Year, the Company shall cause to be prepared, and each Member furnished with, financial statements accompanied by a report thereon from an independent accounting firm approved by the Board or a committee thereof stating that such statements are prepared and fairly stated in all material respects in accordance with generally accepted accounting principles, and, to the extent inconsistent therewith, in accordance with this Agreement, including the following:
          (a) A copy of the balance sheet of the Company as of the last day of such Fiscal Year;
          (b) A statement of income or loss for the Company for such Fiscal Year; and
          (c) A statement of the Members’ Capital Accounts, changes thereto for such Fiscal Year and Percentage Interests at the end of such Fiscal Year.
     Section 14.3 Quarterly Reports. Within thirty (30) days after the end of each quarter, the Company shall cause each Non-Equity Plan Member to be furnished with unaudited quarterly financial statements prepared in accordance with the Company’s methods of accounting, of the type described in Section 14.2, as of the last day of such quarter, provided that such quarterly reports need not include such footnotes as may be required by generally accepted accounting principles.

     Section 14.4 Tax Returns and Tax Information to Members. The Company shall send to each Person who was a Member at any time during such Fiscal Year such tax information, including, without limitation, Federal Tax Schedule K-1, as shall be reasonably necessary for the preparation of such Member’s federal income tax return. The Tax Matters Partner shall use reasonable efforts to distribute all necessary tax information to each Member as soon as practicable after the end of each Taxable Year, but not later than seventy-five (75) days after the end of each Taxable Year; provided, however, that such period shall be automatically extended in the event of a delay beyond the control of the Tax Matters Partner, such as a delay resulting from the failure of a third party to provide required tax information to the Company in a timely manner.
     Section 14.5 Equity Plan Member Information Rights. Notwithstanding anything to the contrary in this Agreement, the Equity Plan Members in their capacity as Equity Plan Members shall have no rights to obtain or review books or records of the Company or other information or reports except to the extent specifically set forth in Section 14.1(b), Section 14.2 and Section 14.4 hereof.
ARTICLE XV
EVENTS OF DISSOLUTION
     Section 15.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):
          (a) A judicial dissolution of the Company pursuant to Section 18-802 of the Act;
          (b) Following the sale, transfer or other disposition of all or substantially all of the assets of the Company pursuant to a Sale Transaction; or
          (c) The Members that are entitled to vote holding at least a majority of the Class A Units vote for dissolution.
     Section 15.2 No other Event of Dissolution. No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, Bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the dissolution of the Company.
ARTICLE XVI
TERMINATION
     Section 16.1 Liquidation. In the event that an Event of Dissolution shall occur, the Company shall be liquidated and its affairs shall be wound up (in each case, a “Liquidation”) and all proceeds from such Liquidation shall be distributed as set forth below:
               (i) first, to pay, or otherwise make reasonable provision for payment, to creditors, including Members who are creditors to the extent permitted by law, in satisfaction of the Company’s liabilities; and

               (ii) second, to the Members, in accordance with their respective positive Capital Account balances (after giving effect to the allocation of all items of Profit, Loss, deduction and credit (or items thereof)).
     Section 16.2 Final Accounting. In the event of the dissolution of the Company, prior to any Liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.
     Section 16.3 Cancellation of Certificate. Upon the completion of the Distribution of the Company’s assets upon dissolution of the Company, the Company shall be terminated, all Units shall be cancelled and the Board shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.
ARTICLE XVII
EXCULPATION AND INDEMNIFICATION
     Section 17.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members, Managers or any officers, directors, stockholders, Affiliates, partners, members, employees, representatives, consultants or agents of either the Managers or the Members (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other Person for any act or omission taken or omitted in good faith by a Covered Person on behalf of the Company and in the reasonable belief that such act or omission was in or was not opposed to the best interests of the Company; provided that such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence. Equity Plan Members and their respective Covered Persons shall not be entitled by reason of this Section 17.1 to exculpation from any liability that arises under any employment or consulting agreement or arrangement in existence between the Company and such Person or by reason of any breach thereof.
     Section 17.2 Indemnification.
          (a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person (individually, an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all losses, claims, demands, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, settlements and other amounts arising from any and all actions, suits or proceedings, whether civil, criminal, administrative or investigative (“Claims”), in which such Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the property, business or affairs of the Company or the fact that such Indemnified Person was a Member, Manager, officer, employee, representative, consultant or agent of the Company, or by reason of the fact that such Person, at the request of the Company, is or was serving as an officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise if the Indemnified Person in relation to the facts, events and circumstances on which such action, suit or proceeding is based (i) acted in good faith and in a manner that the Indemnified Person reasonably believed to be in, or not opposed to, the best interests of the Company or (ii) with respect to a criminal action or proceeding had no reasonable cause to believe that the Indemnified Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Person acted in a manner contrary to that specified in (i) or (ii) above. An Indemnified Person shall not be entitled to indemnification under this Section 17.2 with respect to any Claim if it has engaged in fraud, willful misconduct, bad faith or gross negligence with respect to the matters that gave rise to such Claim. In the event that an employment or consulting agreement or arrangement exists between a Equity Plan Member and the Company, such Equity Plan Member and his or her Covered Persons shall not be entitled to indemnification under this Section 17.2 for Claims arising thereunder or in breach thereof.
          (b) Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnified Person in investigating or defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for any appeal has lapsed (or otherwise, as the case may be) that such Indemnified Person is not entitled to be indemnified by the Company as authorized by this Section 17.2.
          (c) The indemnification provided by this Section 17.2 shall be in addition to any other rights to which each Indemnified Person may be entitled under any agreement, as a matter of law or otherwise, both (i) as to the action in the Indemnified Person’s capacity as a Member, Manager, officer, employee, representative, consultant or agent of the Company or by reason of its management of the property, business or affairs of the Company, and (ii) as to action in another capacity, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnified Person.
ARTICLE XVIII
GENERAL PROVISIONS
     Section 18.1 Confidentiality.
          (a) Each Member agrees that it shall at all times keep confidential and not disclose or make accessible to anyone, any confidential or proprietary information, knowledge or data concerning or relating to the business or financial affairs of the Company (“Confidential Information”), except to the extent as may be required by applicable law, court process or other obligations pursuant to any governmental or regulatory authority requirement. Notwithstanding the foregoing, each Member may disclose such Confidential Information to its directors, officers, employees, Affiliates and advisors having a need to know the Confidential Information in order to accomplish the legitimate purposes or functions of the Company subject to (1) such Persons being advised of the provisions of this Section 18.1, and (2) such Member being responsible for any breach of this Section 18.1 by any such Persons. Each Member shall safeguard Confidential

Information with the same degree of care as such Member uses to safeguard the confidentiality of its own confidential and proprietary information, knowledge or data.
          (b) The obligations of the Members specified in Section 18.1(a) hereof shall not apply, and the Member shall have no further obligations, with respect to any Confidential Information to the extent that a Member can demonstrate that such Confidential Information (i) is generally known to the public or within the Company’s industry at the time of disclosure to the Member or becomes generally known through no wrongful act on the part of the Member, (ii) is in the Member’s possession at the time of disclosure to the Member otherwise than as a result of the Member’s breach of any legal obligation, (iii) becomes known to the Member through the disclosure by sources other than the Company having, based upon a reasonable investigation by such Member, the legal right to disclose such Confidential Information, or (iv) is independently developed by the Member without reference to or reliance upon the Confidential Information.
          (c) The obligations set forth in this Section 18.1 shall be continuing and survive the termination of this Agreement and following the dissolution of the Company, in each case for a period of three years, and shall be continuing and survive the withdrawal of a Member from the Company with respect to such Member for a period of five years following such withdrawal.
     Section 18.2 Amendment.
          (a) Except as otherwise expressly provided herein:
               (i) no provision of this Agreement may be amended or modified except upon the written consent of a majority of the holders of Class A Units;
               (ii) any amendment or modification of any provision of this Agreement that would modify the limited liability of a Member as set forth in Section 3.9 hereof or increase the amount of capital to be contributed or committed by a Member to the Company must be approved by such Member; and
               (iii) no provision of Articles VIII, IX, XI or XII or Section 4.17, Section 6.5 or this Section 18.2 may be amended or modified in a manner adverse to the rights of an Equity Plan Member without the written consent of such Equity Plan Member.
          (b) Subject to the contractual rights of any Member as expressly set forth in the Award Agreement or an employment agreement, and subject to Section 18.2(a)(iii), each Member shall be bound by any amendment or modification effected in accordance with this Section 18.2, whether or not such Member has consented to such amendment or waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          (c) Notwithstanding anything to the contrary contained in this Section 18.2, (1) the name of the Company and/or the name under which the Company’s services are provided may be changed (and corresponding amendments to this Agreement and the Certificate of Formation may be made), (2) corrections or clarifications that do not change the substantive meaning of any provision hereof may be made and (3) changes to Article VIII of this Agreement and other conforming changes in this Agreement may be made to the extent necessary to properly reflect the terms of the Interactive Equity Plan (provided that any such amendment shall be consistent with the economic arrangement of the Members as reflected in the terms of this Agreement).
          (d) Notwithstanding anything to the contrary contained in this Section 18.2, Schedules A and B hereto may be amended from time to time by the Company as necessary to reflect accurate and correct information relating to the Members.
     Section 18.3 Governing Law. This Agreement shall be construed in accordance with and governed exclusively by the laws of the State of Delaware (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).
     Section 18.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 18.5 Remedies.
          (a) The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled at law or in equity.
          (b) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Except where a time period is specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.

     Section 18.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be by written notice and sent by (a) personal delivery, (b) Electronic Transmission (including pursuant to Section 3.8(b) and Section 4.3(d) hereof) or facsimile machine (in each case with a confirmation copy sent by one of the other methods authorized in clauses (a), (c) or (d) hereof), (c) commercial courier (including Federal Express) or U.S. Postal Service overnight delivery service, or (d) deposit with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid. If such notice is being made or delivered to the Company, such notice shall be made to the Company’s principal executive offices as follows: 205 Hudson Street, 6th Floor, New York, New York 10013 and if such is being made to the Sole Member (or to a Unit Affiliate of such Sole Member) or a Substitute Member or Additional Member that is not a Unit Affiliate of the Sole Member, such notice shall be made to such Sole Member for and on behalf of itself and its Unit Affiliates or to such Substitute Member or Additional Member (and to such other Persons to be copied in connection with notices to such Member) as set forth on Schedule A hereof. Notices shall be deemed delivered and to have been received upon the earliest to occur of (i) if sent by personal delivery, upon receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine or by Electronic Transmission (including pursuant to Section 3.8(b) or Section 4.3(d) hereof), the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by Electronic Transmission or facsimile confirmed receipt) prior to 5:00 p.m. U.S. Eastern Time, or the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent if sent after 5:00 p.m. U.S. Eastern Time; (iii) if sent by overnight delivery service, the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier or U.S. Postal Service; and (iv) if sent by first class mail, registered or certified, postage prepaid, the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the U.S. Postal Service. Each party, by notice duly given to the Company and all other Members, may specify a different address for the giving of any notice hereunder.
     Section 18.7 Severability. If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or application to other Persons or circumstances, shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.
     Section 18.8 Counterparts; Signatures. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. A facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.
     Section 18.9 Entire Agreement. This Agreement, any Award Agreement and any employment agreement with a Member constitute the full and entire understanding and agreement among the parties hereto pertaining to the subject matter hereof and supercede all prior understandings and agreements pertaining hereto, whether written or oral. In the event of any conflict between the terms of this Agreement and the terms of any Award Agreement, the terms of the Award Agreement shall govern.
     Section 18.10 Assignment; Binding Effect. This Agreement may not be assigned, in whole or in part, by any party hereto except in connection with a Transfer of Units to a Substitute Member in accordance with the terms and conditions of this Agreement. Any purported assignment in violation of this Section 18.11 shall be null and void. A Transfer of Units to a Substitute Member shall not be deemed to be an assignment of any of the rights or obligations of the Transferring Member under those Sections of this Agreement in which such Transferring Member is granted rights or has undertaken obligations specifically by name.
     Section 18.11 Relationship. Nothing in this Agreement shall be construed to render any of the Members partners or joint venturers or to impose upon any of them any liability as such, except as otherwise specifically provided in this Agreement. No party to this Agreement has any authorization to enter into any contracts or assume any obligations for any other party or make any warranties or representations on behalf of another party other than as expressly authorized herein.
     Section 18.12 Interpretation. Each Member has agreed to the use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.
     Section 18.13 No Third-Party Beneficiary. Except as provided in Article XVII hereof, this Agreement is made solely for the benefit of the parties hereto and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each Member has executed this Agreement as of the date first above written.

INTERACTIVE ONE, INC.
By:
Name:
Title:

EQUITY PLAN MEMBER
By:
	Name:	THOMAS NEWMAN

[SIGNATURE PAGE TO OPERATING AGREEMENT]

SCHEDULE A

	Aggregate Capital
	Contribution as of
	May 11, 2009 for
	Interactive One,
	Inc. and as of the
	Effective Date for
Name/Address of Member	Thomas Newman	Number of Units
CLASS A UNITS Interactive One, Inc.	Approximately $14,000,000	4,750
New York, New York
Attn: Alfred C. Liggins III

EQUITY PLAN UNITS Thomas Newman	$100	100

SCHEDULE B
JOINDER AGREEMENT
          This JOINDER AGREEMENT (this “Agreement”), is executed by and among [          ], a resident of ______________ (the “Transferee”), and Interactive One, LLC, a Delaware limited liability corporation (the “Company”).
W I T N E S S E T H:
          WHEREAS, the Interactive One and Newman (as such terms are defined in the Operating Agreement referred to below) entered into that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of _________ __, 2009 (as amended from time to time, the “Operating Agreement”), providing for, among other things, the capitalization and operation of the Company;
          WHEREAS, pursuant to Article XI of the Operating Agreement, no Transfer of Units may be effective unless the Transferee executes an agreement agreeing to be bound by the terms of the Operating Agreement; and
          WHEREAS, in order to effectuate the Transfer permitted by the Operating Agreement, the Transferee and the Company desire to enter into this Agreement.
          NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.	Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Operating Agreement.

2.	Representations, Warranties and Covenants of the Transferee. The Transferee hereby represents and warrants to, and covenants and agrees with, the Company, effective as of the date hereof, as follows:
     a) the Transferee understands that (i) the Units are not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Act and state securities laws for transactions not involving any public offering and, therefore, the Units cannot be resold or transferred unless the Units are registered under the Act and any applicable state securities laws or unless an exemption from registration is available, and (ii) the availability of the exemptions relied upon by the Company in issuing the Units is dependent, in part, upon the truth of the representations and warranties made by the Transferee in this Agreement;

          b) the Transferee is acquiring the Units for investment only, solely for the Transferee’s own account, not as a nominee or agent, and not with a view to the sale or other distribution thereof, in whole or in part, and the Transferee has no contract, understanding, agreement or arrangement with any Person to transfer to such Person or any other Person any of the Units (except as provided in the Operating Agreement), and the Transferee has no present intention to enter into any such contract, understanding, agreement or arrangement;
          c) the Transferee understands that the Units are subject to restrictions on transfer, and that the Transferee may not transfer the Units except in accordance with the Operating Agreement;
          d) the Transferee understands that that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Transferee must hold the Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by the state authorities (unless an exemption from such registration and qualification requirements is available) and the Company is under no obligation (and has no intention) to register the Units under any circumstances or to attempt to make available any exemption from registration under the Act or any applicable state securities law, at the Transferee’s expense or otherwise;
          e) the Transferee acknowledges that (i) if an exemption from registration or qualification is available, it may be conditioned on various requirements, including but not limited to the availability of current public information about the Company, the time and manner of the sale, the holding period of the Units and on requirements relating to the Company that are outside of the Transferee’s control; and (ii) the Company is not presently subject, and may never be subject, to the reporting requirements of the Securities Exchange Act of 1934, as amended, to the extent required to enable the Transferee to sell its Units pursuant to Rule 144 under the Securities Act of 1933, as amended;
          f) the Transferee understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Units;
          g) the Transferee is relying solely on its own conclusions or the advice of its own counsel or advisors with respect to the tax aspects of its investment in the Company;
          h) for the purpose of qualification of the offer and sale of the Units under applicable state securities laws, (i) if such Transferee is an individual, then the Transferee is a resident of the state set forth on the signature page to this Agreement and (ii) if the Transferee is a partnership, corporation, limited liability company or other entity, then the office or offices of the Transferee in which its investment decision was made is located at the address or addresses of the Transferee set forth on the signature page to this Agreement;

          i) if the Transferee is a partnership, corporation, limited liability company or other entity, then this Agreement has been executed by a duly authorized officer on behalf of the Transferee, and the execution, delivery and performance hereof by the Transferee have been duly authorized by all required action;
          j) the Transferee has full power and authority to enter into this Agreement and the Operating Agreement and the execution and delivery by the Transferee of, and the performance by the Transferee of its obligations under, this Agreement and the Operating Agreement will result in valid and legally binding obligations of the Transferee, enforceable against the Transferee in accordance with the respective terms and provisions hereof and thereof, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally and of general principles of equity;
          k) the execution and delivery by the Transferee of, and the performance by the Transferee of its obligations under, this Agreement and the Operating Agreement (i) does not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under (A) any governing instrument of the Transferee (if the Transferee is a partnership, corporation, limited liability company or other entity) or (B) (1) any note, credit agreement, mortgage, indenture or other evidence of indebtedness, or any lease or other agreement or understanding to which Transferee is a party, or (2) any license, permit or franchise, in either case to which the Transferee is a party or by which it is bound or to which any of its properties or assets are subject except, in each case, where the breach or default thereunder is not reasonably likely to materially and adversely affect the Transferee’s ability to perform its obligations under this Agreement or the Operating Agreement, (ii) does not require any authorization or approval under or pursuant to any of the matters set forth in (A) or (B) above (other than such authorizations or approvals which have been obtained on or prior to the date hereof), or (iii) does not violate, in any material respect, any statute, regulation, law, order, injunction or decree to which the Transferee is subject;
          l) there is no litigation, investigation or other proceeding pending or, to the Transferee’s knowledge, threatened, against the Transferee which, if adversely determined, would materially and adversely affect the Transferee’s ability to perform its obligations under this Agreement or the Operating Agreement;
          m) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority is required on the part of the Transferee for the execution and delivery of this Agreement and the Operating Agreement or the performance by the Transferee of its obligations under this Agreement and the Operating Agreement;
          n) neither the Transferee, nor any of its officers, employees, agents, directors, stockholders or partners, if applicable has (i) agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor,

(ii) engaged in any general solicitation, or (iii) published any advertisement, in each case, in connection with the offer and sale of the Units; and
          o) the Transferee acknowledges and understands that the Units in the Company shall be uncertificated and that, should the Company elect to represent the Units by certificates, any certificates evidencing Units shall be stamped or endorsed with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND ANY SUCH LAWS APPLICABLE THERETO AND THE RULES AND REGULATIONS THEREUNDER.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTION AS TO THEIR VOTING, SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AND MAY BE SUBJECT TO FORFEITURE AND OTHER RESTRICTIONS, IN EACH CASE, AS SET FORTH IN THE LIABILITY COMPANY OPERATING AGREEMENT OF INTERACTIVE ONE, LLC, DATED AS OF __________, 2009, AMONG CERTAIN MEMBERS NAMED THEREIN, TOGETHER WITH ANY RELATED AGREEMENTS. COPIES OF SUCH AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.
3.	Survival of Representations and Warranties. All representations and warranties made by the Transferee in Section 2 hereof shall survive the execution and delivery of this Agreement.

4.	Joinder to Operating Agreement. By execution and delivery of this Agreement, the Transferee hereby (i) joins in and agrees to be fully bound by, and subject to, all of the obligations, covenants, terms and conditions of the Operating Agreement applicable to a Member as though the Transferee were an original party thereto, and shall be deemed included in the definition of “Member” and “Additional Member” for all purposes thereof, (ii) acknowledges receipt of the Operating Agreement and represents, warrants, covenants and agrees that the Transferee has read the Operating Agreement and understands that by signing this document, the Transferee shall assume all of the duties and obligations of a Member thereunder and (iii) authorizes this Agreement to be attached to and made part of the Operating Agreement or counterparts thereof.

5.	Modification. Except to the extent modified by the terms of this Agreement, and the terms and conditions of the Operating Agreement shall remain in full force and effect.

6.	Notice. The address to which notice should be sent to the Transferee pursuant to the Operating Agreement (including Schedule A thereof) is set forth on the signature page hereof. In the event such address shall change, Transferee shall promptly provide written notice of such new address to the Company and the Company shall be authorized to update such information as appropriate in the books and records of the Company and any other relevant documents.

7.	Governing Law. This Agreement shall be construed in accordance with and governed exclusively by the law of the State of Delaware (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

8.	Counterparts; Signatures. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. A facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRANSFEREE: [ ]
By:
Name:
Title:

Transferee Address for Notice: [insert address]

COMPANY: INTERACTIVE ONE, LLC
By:
Name:
Title: